UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Soliciting Material Pursuant to §240.14a-12.

AMERICAN TOWER CORPORATION
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 27, 2012

Dear Stockholder:

It is a pleasure to invite you to our 2012 Annual Meeting in Boston, Massachusetts on Tuesday, June 19, 2012 at 11:00 a.m., local time, to be held in the Braemore/Kenmore Room at the Colonnade Hotel, 120 Huntington Avenue, Boston, Massachusetts 02116. We have included the official notice of meeting, proxy statement and form of proxy with this letter. The proxy statement describes in detail the matters listed in the notice of meeting.

The vote of every stockholder is important. Therefore, I urge you to vote as soon as possible so that your shares will be represented at the meeting. You may vote your shares over the Internet, or if you received a paper copy of the proxy materials by mail, you can also vote by mail by following the instructions on the proxy card or voting instruction card. Voting over the Internet or by written proxy card or voting instruction card will ensure your representation at the meeting regardless of whether you attend in person. You may withdraw your proxy and vote in person at the meeting if you wish to do so.

Your Board of Directors and management look forward to greeting those of you who are able to attend.

Sincerely,

James D. Taiclet, Jr.
Chairman of the Board, President and Chief Executive Officer

AMERICAN TOWER CORPORATION

116 Huntington Avenue

Boston, Massachusetts 02116

NOTICE OF 2012 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 19, 2012

To the Stockholders:

The 2012 Annual Meeting of Stockholders of American Tower Corporation, a Delaware corporation, will be held in the Braemore/Kenmore Room at the Colonnade Hotel, 120 Huntington Avenue, Boston, Massachusetts 02116, on Tuesday, June 19, 2012 at 11:00 a.m., local time, to consider and act upon the following matters:

1.	To elect nine Directors for the ensuing year or until their successors are elected and qualified;

2.	To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2012;

3.	To approve, on an advisory basis, our executive compensation;

4.	To consider a stockholder proposal to require executives to retain a significant percentage of stock acquired through equity pay programs until one year following termination of employment; and

5.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Stockholders of record at the close of business on April 20, 2012 are entitled to notice of, and to vote at, the Annual Meeting. Our stock transfer books will remain open for the transfer of our common stock. For a period of ten days prior to the Annual Meeting, a complete list of the stockholders entitled to vote at the Annual Meeting will be available at our principal executive offices for inspection by any stockholder of record for any purpose germane to the Annual Meeting.

By order of the Board of Directors,

Edmund DiSanto
Executive Vice President, Chief Administrative Officer, General Counsel and Secretary

Boston, Massachusetts

April 27, 2012

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE VOTE AS SOON AS POSSIBLE TO ENSURE REPRESENTATION OF YOUR SHARES AT THE ANNUAL MEETING. YOU MAY VOTE YOUR SHARES OVER THE INTERNET OR BY MAIL (AS APPLICABLE) BY FOLLOWING THE INSTRUCTIONS ON THE PROXY CARD OR VOTING INSTRUCTION CARD.

AMERICAN TOWER CORPORATION

116 Huntington Avenue

Boston, Massachusetts 02116

PROXY STATEMENT

FOR THE 2012 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 19, 2012

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of American Tower Corporation, a Delaware corporation, for use at its 2012 Annual Meeting of Stockholders (Annual Meeting) to be held on June 19, 2012, or any adjournments or postponements thereof.

Notice of Electronic Availability of Proxy-Related Materials and Annual Report to Stockholders

As permitted by rules adopted by the Securities and Exchange Commission (SEC), we are making this Proxy Statement and our Annual Report to Stockholders for the year ended December 31, 2011 available electronically via the Internet at www.proxyvote.com. Our Annual Report to Stockholders includes a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, as filed with the SEC on February 29, 2012, except that exhibits are excluded. On or about April 27, 2012, we mailed to our stockholders a Notice containing instructions on how to access this Proxy Statement and our Annual Report and vote over the Internet. If you received the Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review all of the important information contained in the Proxy Statement and Annual Report over the Internet. The Notice also instructs you on how you may submit your proxy over the Internet. If you received the Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting those materials included in the Notice.

Record Date, Voting Rights and Outstanding Shares

The Board of Directors has fixed April 20, 2012 as the record date for determining holders of our common stock (Common Stock) who are entitled to vote at the Annual Meeting.

With respect to the matters submitted for vote at the Annual Meeting, each share of Common Stock is entitled to one vote. On April 20, 2012, there were 394,664,556 shares of Common Stock outstanding and entitled to vote.

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of Common Stock issued and outstanding on April 20, 2012, will constitute a quorum for the transaction of business. We will count votes withheld, abstentions and broker non-votes as present for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting.

Stockholders who do not attend the Annual Meeting in person may submit proxies over the Internet. Stockholders that have received a paper copy of the proxy materials by mail may also vote by mail in accordance with the instructions on the proxy card or voting instruction card. Properly completed and submitted proxy cards and voting instruction cards, and proxies properly completed and submitted over the Internet, if received in time for voting and not revoked, will be voted at the Annual Meeting in accordance with the instructions contained therein.

Directors receiving an affirmative majority of votes cast will be elected (the number of shares cast “for” a Director nominee must exceed the number of votes cast “against” that nominee). Similarly, ratification of the selection of our independent registered public accounting firm, the approval, on an advisory basis, of our executive compensation and the approval of the stockholder proposal regarding executive retention of stock post retirement each require an affirmative majority of the votes cast (the number of shares cast “for” the proposal must exceed the number of votes cast “against” that proposal). We will not count shares that abstain from voting on a particular matter as votes cast “for” or “against” such matter.

If a stockholder holds shares through a broker or nominee and does not provide the broker or nominee with specific voting instructions, under the rules that govern brokers or nominees in such circumstances, the stockholder’s broker or nominee will have the discretion to vote such shares on routine matters, but not on non-routine matters. As a result:

•

The stockholder’s broker or nominee will not have the authority to exercise discretion to vote such shares with respect to the following proposals, because the New York Stock Exchange (NYSE) rules treat these matters as non-routine:

•	Proposal 1, election of Directors;

•	Proposal 3, advisory vote on executive compensation; and

•	Proposal 4, stockholder proposal regarding executive retention of stock.

•

The stockholder’s broker or nominee will have the authority to exercise discretion to vote such shares with respect to proposal 2, ratification of the selection of our independent registered public accounting firm, because that matter is treated as routine under the NYSE rules.

Shares held by brokers or nominees who have not received instructions from the beneficial owner (broker non-votes) will be counted as present for purposes of determining the presence or absence of a quorum but will otherwise have no effect on the outcome of the vote on proposals 1, 3 and 4.

If you are a registered shareowner and no instructions are indicated on the proxy materials submitted by you, the shares represented by the proxy will be voted:

•	FOR the election of the Director nominees named herein;

•	FOR the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2012;

•	FOR the approval, on an advisory basis, of the compensation of our named executive officers as disclosed in this Proxy Statement;

•	AGAINST the stockholder proposal regarding executive retention of stock; and

•	In accordance with the judgment of the proxy holders as to any other matter that may be properly brought before the Annual Meeting, or any adjournments or postponements thereof.

Voting of Proxies

You may vote by any one of the following means:

•

By Internet—Stockholders who received a Notice about the Internet availability of our proxy materials may submit proxies over the Internet by following the instructions on the Notice. Stockholders who have received a paper copy of a proxy card or voting instruction card by mail may submit proxies over the Internet by following the instructions on the proxy card or voting instruction card.

•

By Mail—Stockholders who have received a paper copy of a proxy card or voting instruction card by mail may submit proxies by completing, signing and dating their proxy card or voting instruction card and mailing it in the accompanying self-addressed envelope. No postage is necessary if mailed in the United States.

•	In person, at the Annual Meeting.

Say-on-Pay Advisory Vote

Although the advisory vote on executive compensation is non-binding, our Compensation Committee will consider the results of the vote and take them into account in making future determinations concerning executive compensation.

Revocability of Proxies

Any stockholder giving a proxy has the power to revoke it at any time before it is exercised. You may revoke a proxy by filing an instrument of revocation or a duly executed proxy bearing a later date with our Secretary, at our principal executive offices, 116 Huntington Avenue, Boston, Massachusetts 02116. You may revoke a proxy submitted over the Internet and submit a new proxy in its place in accordance with the instructions set forth on the Internet voting website. You may also revoke a proxy by attending the Annual Meeting and voting in person. If not revoked, we will vote the proxy at the Annual Meeting in accordance with your instructions indicated on the proxy card or voting instruction card or, if submitted over the Internet, as indicated on the submission.

Solicitation

We will bear all costs of solicitation of proxies. In addition to solicitations by mail, our Board of Directors, our officers and our regular employees, without additional remuneration, may solicit proxies by telephone, facsimile and personal interviews. We will request brokers, banks, custodians and other fiduciaries to forward proxy soliciting materials to the beneficial owners of stock the brokers, banks, custodians and other fiduciaries hold of record. We will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of the proxy materials. We have retained Alliance Advisors, LLC, a proxy solicitation firm, to assist us in soliciting proxies. We expect to pay Alliance Advisors, LLC approximately $6,000 for these services, plus reasonable out-of-pocket expenses.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information known to us as of April 20, 2012 with respect to the shares of Common Stock that are beneficially owned as of such date by:

•	each member of our Board of Directors;

•	each executive officer named in the Summary Compensation Table included in this Proxy Statement;

•	all Directors and executive officers as a group; and

•	each person known by us to beneficially own more than 5% of our outstanding Common Stock.

We determined the number of shares of Common Stock beneficially owned by each person under rules promulgated by the SEC. The information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and also any shares which the individual or entity had the right to acquire within sixty days of April 20, 2012. Accordingly, the number of shares set forth below includes shares underlying the restricted stock units (RSUs) or stock options that are expected to vest prior to June 19, 2012, which we collectively refer to below as presently vested equity. In addition, we have included shares to be purchased under the American Tower Corporation 2000 Employee Stock Purchase Plan (ESPP), assuming the maximum number of shares are purchased during the purchase period ending May 31, 2012 (based on period-to-date contributions, subject to purchase limitations set forth in the ESPP) and assuming a per share price of $49.81 (based on 85% of the price of Common Stock on the first trading day under the semi-annual purchase period pursuant to the terms of the ESPP). All percentages with respect to our Directors and executive officers are based on the shares of Common Stock outstanding as of April 20, 2012. Except as noted below, each holder has sole voting and investment power with respect to all shares of Common Stock listed as beneficially owned by that holder.

Name and Address of Beneficial Owner	Number of Shares	Percent of Common Stock
Directors and Named Executive Officers
James D. Taiclet, Jr. (1)	1,542,750	*
Thomas A. Bartlett (2)	94,961	*
Edmund DiSanto (3)	334,708	*
Raymond P. Dolan (4)	50,884	*
Ronald M. Dykes (5)	65,912	*
William H. Hess (6)	124,426	*
Carolyn F. Katz (7)	85,884	*
Gustavo Lara Cantu (8)	52,984	*
Steven C. Marshall (9)	304,650	*
JoAnn A. Reed (10)	55,884	*
Pamela D.A. Reeve (11)	70,884	*
David E. Sharbutt (12)	39,919	*
Samme L. Thompson (13)	59,142	*
All executive officers and Directors as a group (15 persons) (14)	3,198,013	*

Five Percent Stockholders
BlackRock, Inc. (15)	23,516,897	5.96%
40 East 52nd Street, New York, New York 10022

FMR LLC (16)	27,580,553	6.99%

T. Rowe Price Associates, Inc. (17)	27,557,461	6.98%
100 E. Pratt Street, Baltimore, Maryland 21201

*	Less than 1%

(1)	Includes 71,270 shares of Common Stock owned by Mr. Taiclet and presently vested equity with respect to an aggregate of 1,471,480 shares of Common Stock.

(2)	Includes 12,934 shares of Common Stock owned by Mr. Bartlett and presently vested equity with respect to an aggregate of 82,027 shares of Common Stock.

(3)	Includes 42,548 shares of Common Stock owned by Mr. DiSanto, presently vested equity with respect to an aggregate of 292,031 shares of Common Stock and 129 shares that Mr. DiSanto had the right to acquire under the ESPP.

(4)	Includes 7,322 shares of Common Stock owned by Mr. Dolan and presently vested equity with respect to an aggregate of 43,562 shares of Common Stock.

(5)	Includes 17,350 shares of Common Stock owned by Mr. Dykes and presently vested equity with respect to an aggregate of 48,562 shares of Common Stock.

(6)	Includes 31,666 shares of Common Stock owned by Mr. Hess and presently vested equity with respect to an aggregate of 92,760 shares of Common Stock.

(7)	Includes 7,322 shares of Common Stock owned by Ms. Katz and presently vested equity with respect to an aggregate of 78,562 shares of Common Stock.

(8)	Includes 9,422 shares of Common Stock owned by Mr. Lara and presently vested equity with respect to an aggregate of 43,562 shares of Common Stock.

(9)	Includes 24,819 shares of Common Stock owned by Mr. Marshall, presently vested equity with respect to an aggregate of 279,330 shares of Common Stock and 501 shares that Mr. Marshall had the right to acquire under the ESPP.

(10)	Includes 7,322 shares of Common Stock owned by Ms. Reed and presently vested equity with respect to an aggregate of 48,562 shares of Common Stock.

(11)	Includes 7,322 shares of Common Stock owned by Ms. Reeve and presently vested equity with respect to an aggregate of 63,562 shares of Common Stock.

(12)	Includes 1,009 shares of Common Stock owned by Mr. Sharbutt and presently vested equity with respect to an aggregate of 38,910 shares of Common Stock.

(13)	Includes 15,580 shares of Common Stock owned by Mr. Thompson and presently vested equity with respect to an aggregate of 43,562 shares of Common Stock.

(14)	Includes presently vested equity with respect to an aggregate of 2,907,315 shares of Common Stock and 1,086 shares that certain of our executive officers have the right to acquire within 60 days under the ESPP.

(15)	Based on a Schedule 13G filed on February 9, 2012, BlackRock, Inc. has sole voting power over 23,516,897 shares of Common Stock, sole dispositive power over 23,516,897 shares of Common Stock and beneficial ownership of 23,516,897 shares of Common Stock.

(16)	Based on a Form 13F filed on February 9, 2012, FMR LLC has investment discretion over 27,580,553 shares of Common Stock.

(17)	Based on a Schedule 13G/A filed on February 13, 2012, T. Rowe Price Associates, Inc. has sole voting power over 7,129,045 shares of Common Stock, sole dispositive power over 27,557,461 shares of Common Stock and beneficial ownership of 27,557,461 shares of Common Stock.

PROPOSAL 1

ELECTION OF DIRECTORS

Under our Amended and Restated By-Laws (By-Laws), the number of members of our Board of Directors is fixed from time to time by the Board of Directors, but may be increased or decreased either by the stockholders or by the majority of Directors then in office. We currently have nine Directors serving on our Board of Directors.

All nine current Directors are standing for re-election at the Annual Meeting. The Board of Directors has nominated for election as Directors at the Annual Meeting the nine Directors listed below. All of the Directors nominated for election at the Annual Meeting were recommended for nomination to the Board of Directors by the Nominating and Corporate Governance Committee.

Directors elected at the Annual Meeting will hold office until the 2013 Annual Meeting or until their successors are elected and qualified, subject to earlier retirement, resignation or removal. Unless otherwise instructed, we will vote all proxies we receive FOR the nominees listed below. If any of the nominees becomes unavailable to serve, we will vote the shares represented by proxies for the election of such other person as the Board of Directors may recommend.

Required Vote

Our By-Laws require that each Director receive a majority of the votes properly cast with respect to such Director in uncontested elections (the number of shares voted “for” a Director nominee must exceed the number of votes cast “against” that nominee). As the election of Directors at the Annual Meeting is uncontested, the election of Directors requires a majority of the votes cast by, or on behalf of, the holders of Common Stock at the Annual Meeting. Abstentions and broker non-votes will not be considered as votes cast “for” or “against” a Director and will have no effect on the results of the election.

If stockholders do not elect a nominee who is serving as a Director, Delaware law provides that the Director would continue to serve on the Board as a “holdover director.” Under our By-Laws and Corporate Governance Guidelines, each Director is required to submit an irrevocable advance resignation that would be effective if the stockholders do not re-elect that Director and the Board accepts his or her resignation. In that situation, within 90 days from the date that the election results were certified, the Nominating and Corporate Governance Committee would make a recommendation to the Board about whether to accept or reject the resignation. The Board would then take action and promptly disclose its decision and underlying rationale in a filing with SEC.

The Board of Directors recommends that you vote FOR the election of each nominee listed below to serve as Director until the next Annual Meeting or until their successors are duly elected and qualified.

Our Directors bring a wealth of leadership and management experience, as well as prior board experience. The process undertaken by our Nominating and Corporate Governance Committee in selecting qualified Director candidates is described below under “Corporate Governance—Selection of Director Candidates” in this Proxy Statement. Certain individual qualifications and skills of our Directors that contribute to the Board’s effectiveness and success are described in the Director biographies below.

Set forth below are the name and age of each Director, his or her principal occupation and business experience during the past five years, and the names of other publicly traded companies where he or she served as a Director during the past five years, each as of April 20, 2012.

Nominee	Principal Occupations and Business Experience During the Past Five Years

James D. Taiclet, Jr. Age 51	Mr. Taiclet is our Chairman, President and Chief Executive Officer. Mr. Taiclet joined us in September 2001 as President and Chief Operating Officer and was named our Chief Executive Officer in October 2003. Mr. Taiclet was elected to our Board of Directors in November 2003 and was named our Chairman in February 2004. Prior to joining us, Mr. Taiclet had been President of Honeywell Aerospace Services, a part of Honeywell International, since March 1999. From March 1996 until March 1999, Mr. Taiclet served as Vice President, Engine Services at Pratt & Whitney, a unit of United Technologies Corporation. Mr. Taiclet was also previously a consultant at McKinsey & Company, specializing in telecommunications and aerospace, and prior to that, a United States Air Force officer and pilot. We believe Mr. Taiclet is qualified to sit on our Board of Directors based on his years of executive experience, including his tenure as our Chairman, President and Chief Executive Officer, as well as his operational, international and strategic experience with global technology and wireless communications companies.

Raymond P. Dolan Age 54	Mr. Dolan has been a Director since February 2003. In January 2004, Mr. Dolan was appointed to the Nominating and Corporate Governance Committee, and in February 2005, he was appointed the Chairperson. From February 2003 to May 2011, Mr. Dolan served on the Compensation Committee. Mr. Dolan currently serves as President, Chief Executive Officer and a director of Sonus Networks, Inc., a supplier of voice, video and data infrastructure solutions for wireline and wireless telephone service providers, a position he was appointed to in October 2010. Until January 2008, Mr. Dolan served as Chief Executive Officer of QUALCOMM Flarion Technologies and Senior Vice President at QUALCOMM. Prior to that, Mr. Dolan had been Chairman and Chief Executive Officer of Flarion Technologies, Inc., a provider of mobile broadband communications systems, since May 2000, until its acquisition by QUALCOMM in January 2006. From 1996 until May 2000, Mr. Dolan was Chief Operating Officer of NextWave Telecom. Prior to joining NextWave, he was Executive Vice President of Marketing for Bell Atlantic/NYNEX Mobile. Mr. Dolan currently serves on the board of directors of NII Holdings, Inc. We believe Mr. Dolan is qualified to sit on our Board of Directors based on his years of leadership in the wireless communications industry, combined with his operational, international, strategic and corporate governance expertise acquired through his management and board experience.

Ronald M. Dykes Age 65	Mr. Dykes has been a Director since March 2007 and was appointed to the Audit Committee in July 2007. Mr. Dykes most recently served as Chief Financial Officer of BellSouth Corporation, a position he retired from in 2005. Prior to his retirement, Mr. Dykes had worked for BellSouth Corporation and its predecessor entities in various capacities for over 34 years. Mr. Dykes served on the board of directors of Burger King Holdings, Inc. and chaired its audit committee from 2007 through October 2010. From October 2000 through December 31, 2005, he also served as a director of Cingular Wireless, most recently as Chairman of the Board. We believe Mr. Dykes is qualified to sit on our Board of Directors based on his extensive management experience in communications network operations, his financial expertise with companies in the wireless communications sector, his substantial experience as a director for public companies and his years of providing strategic development and advisory services to global companies.

Nominee	Principal Occupations and Business Experience During the Past Five Years

Carolyn F. Katz Age 50	Ms. Katz has been a Director since February 2004 and was appointed to the Audit Committee in April 2004. In May 2007, Ms. Katz was appointed as Chairperson of the Audit Committee. From April 2004 to May 2009, Ms. Katz served on the Compensation Committee. Ms. Katz is currently serving as Executive Chairman of Author & Company, a digital publishing company. From May 2000 to October 2001, Ms. Katz served as a principal of Providence Equity Partners Inc., a private investment firm specializing in equity investments in telecommunications and media companies. From June 1984 to April 2000, Ms. Katz was employed by Goldman, Sachs & Co., most recently as a Managing Director and co-head of Emerging Communications. Ms. Katz currently serves on the board of directors of NII Holdings, Inc. We believe Ms. Katz is qualified to sit on our Board of Directors based on her extensive knowledge of global capital markets and investment matters, as well as her financial acumen and board experience with public companies in the wireless communications industry.

Gustavo Lara Cantu Age 62	Mr. Lara has been a Director since November 2004 and was appointed to the Compensation Committee in May 2009. From February 2005 to May 2009, Mr. Lara served on the Nominating and Corporate Governance Committee. Mr. Lara most recently served as Chief Executive Officer of the Monsanto Company’s Latin America North division, a position he retired from in 2004. Prior to his retirement, Mr. Lara worked for the Monsanto Company in various capacities for over 24 years. We believe Mr. Lara is qualified to sit on our Board of Directors based on his executive and governance experience with a global company, combined with his insight into business operations in Latin America, and his knowledge of financial and business developments in Mexico.

JoAnn A. Reed Age 56	Ms. Reed has been a Director since May 2007 and was appointed to our Audit Committee in November 2007. Ms. Reed is currently serving as a healthcare services consultant. Ms. Reed previously served as the Senior Vice President, Finance and Chief Financial Officer of Medco Health Solutions, Inc., a leading pharmacy benefit manager, until March 2008. Upon joining Medco in 1988, Ms. Reed served in finance and accounting roles of increasing responsibility and was appointed Senior Vice President, Finance in 1992 and Chief Financial Officer in 1996. Prior to joining Medco, Ms. Reed’s experience included finance roles at Aetna/American Re-Insurance Co., CBS Inc., Standard and Poor’s Corp., and Unisys/Timeplex Inc. Ms. Reed currently serves on the board of directors of DynaVox Inc. and Waters Corp. and as a Trustee for St. Mary’s College of Notre Dame, Indiana. We believe Ms. Reed is qualified to sit on our Board of Directors based on her financial expertise, board experience and her more than 25 years of leadership experience with multinational companies in financial, strategic and business development initiatives.

Pamela D.A. Reeve Age 62	Ms. Reeve has been a Director since March 2002 and has served as the Lead Director of the Board since May 2004. In April 2004, Ms. Reeve was appointed to the Compensation Committee, and served as its Chairperson from that date until May 2009. In May 2009, Ms. Reeve was reappointed to the Nominating and Corporate Governance Committee, having served on that Committee from August 2002 to February 2005. Ms. Reeve also served on the Audit Committee from August 2002 to July 2007. From November 1989 to August 2004, Ms. Reeve was the President and Chief Executive Officer and a director of Lightbridge, Inc., a global provider of

Nominee	Principal Occupations and Business Experience During the Past Five Years
mobile business solutions, offering products and services for the wireless communications industry. Prior to joining Lightbridge in 1989, Ms. Reeve spent 11 years as a consultant and in a series of executive positions at Boston Consulting Group, Inc. Ms. Reeve currently serves on the board of directors of Frontier Communications Company, and had previously served as a director of NMS Communications Corp. and Livewire Mobile, Inc. We believe Ms. Reeve is qualified to sit on our Board of Directors based on her leadership, operational, strategic and corporate governance expertise, particularly in the communications and technology industries, combined with her financial expertise and extensive knowledge of the Company resulting from serving on our Board for over a decade.

David E. Sharbutt Age 62	Mr. Sharbutt has been a Director since July 2006 and was appointed to the Nominating and Corporate Governance Committee in May 2007. Mr. Sharbutt also served on the Audit Committee from May 2007 to November 2007. Mr. Sharbutt most recently served as Chief Executive Officer and Chairman of Alamosa Holdings, Inc., a provider of wireless communications services, which was acquired by Sprint Nextel Corporation in February 2006. Mr. Sharbutt had been Alamosa’s Chairman and a director since Alamosa was founded in July 1998 and was named Chief Executive Officer of Alamosa in October 1999. Mr. Sharbutt was formerly the President and Chief Executive Officer of Hicks & Ragland Engineering Co., an engineering consulting company, now known as CHR Solutions. While at CHR Solutions, Mr. Sharbutt worked with independent telephone companies in developing strategic, engineering and implementation plans for various types of telecommunications services. We believe Mr. Sharbutt is qualified to sit on our Board of Directors based on his leadership and board experience with wireless communications companies and his financial expertise, as well as his strategic, operational and advisory roles in leading complex telecommunications enterprises.

Samme L. Thompson Age 66	Mr. Thompson has been a Director since August 2005 and was appointed to the Compensation Committee in May 2006. In May 2009, he was appointed as Chairperson of the Compensation Committee. Mr. Thompson served as a director of SpectraSite, Inc. from June 2004, until our merger with SpectraSite in August 2005. From 2002 to present, Mr. Thompson has served as the President of Telit Associates, Incorporated, a financial and strategic advisory firm. Mr. Thompson worked for Motorola, Inc. as Senior Vice President and Director, Strategy and Corporate Development from 1999 to 2002. Previously, Mr. Thompson served as Director of Strategic Planning and Development with AT&T Information Systems, as Senior Vice President with Kidder, Peabody & Co. and as a strategy consultant with McKinsey & Company. Mr. Thompson has over 35 years of management experience and currently serves on the board of directors of USA Mobility, Inc. Prior to the merger between Arch Wireless, Inc. and Metrocall Holdings, Inc. to form USA Mobility, Inc., Mr. Thompson was a director at Arch Wireless, Inc. We believe Mr. Thompson is qualified to sit on our Board of Directors based on his strategic and global advisory experience, combined with his prior board experience with companies in the wireless communications industry.

CORPORATE GOVERNANCE

General

The role of our Board of Directors is to oversee how the Company is managed for the long-term benefit of our stockholders and other stakeholders. To fulfill this role, the Board has adopted corporate governance principles to ensure full and complete compliance with all applicable corporate governance standards. In addition, the Board has established reporting protocols to ensure that it is informed regarding the Company’s activities and periodically reviews, and advises management with respect to, the Company’s annual operating plans and strategic initiatives.

During the past year, we have continued to review our corporate governance policies and practices and to compare them to those suggested by various corporate governance authorities and by the practices of other public companies. We have also continued to review guidance and interpretations provided by the SEC and the NYSE. Accordingly, in November 2011, after each committee’s review of its respective charter, certain revisions were deemed necessary and made to our Audit Committee charter, as well as our Corporate Governance Guidelines and Code of Ethics and Business Conduct Policy (Code of Conduct). In January 2012, our Corporate Governance Guidelines were amended and restated to include mandatory stock ownership guidelines for our executive officers and outside Directors. You can access our current committee charters, Corporate Governance Guidelines and Code of Conduct in the “Investors” section of our website, www.americantower.com, or by writing to: American Tower Corporation, 116 Huntington Avenue, Boston, Massachusetts 02116, Attention: Investor Relations.

Annual Evaluation

Our Board of Directors conducts annual evaluations of its performance and that of each of its three standing committees. In 2011, the Board hired an independent consultant to design and implement a process for these self-evaluations. Using a set of prepared questions as a guide, the consultant conducted interview and discussion sessions with the members of each of the committees and the full Board. The information gathered in these sessions was reported to, and reviewed by, our Nominating and Corporate Governance Committee, which used these results to review and assess the Board’s composition, responsibilities, structure, processes and effectiveness. This report was then presented to the full Board. We expect to conduct similar Board and committee self-evaluations in 2012.

Orientation and Education

Each newly elected Director is required to participate in a customized Board orientation program at our corporate headquarters that includes information on our corporate governance policies and briefings by each of our senior operational and functional leaders on the Company’s business and practices. In addition, we offer customized standing Committee orientation programs to our Directors upon a new appointment to a standing Committee on which he or she has not previously served. We are committed to the ongoing education of our Directors, and from time to time conduct presentations to the Board of Directors regarding corporate governance processes and practices, our business and our industry, for which we typically utilize external experts. The Nominating and Corporate Governance Committee periodically reviews the Director training initiatives to determine whether additional programs are needed. Additionally, we encourage each independent Director to attend annually at least one board education course offered by either an academic institution or a professional service organization at the Company’s expense.

Determination of Independence

Under the NYSE rules, a Director of the Company only qualifies as “independent” if the Board of Directors affirmatively determines that the Director has no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company). Included in the

NYSE rules are bright-line standards for independence. The effect of the NYSE rules is to create a two-step process for determining independence. First, a Director must satisfy the bright-line standards for independence established by the NYSE. Second, the Board must affirmatively determine that the Director has no material relationship with the Company.

As set forth in our Corporate Governance Guidelines, the Board has established guidelines to assist it in determining whether a Director has a material relationship with the Company. Under these guidelines, a Director is not considered to have a material relationship with the Company solely on the grounds that he or she:

•

is an executive officer or employee, or has an immediate family member who is an executive officer, of a company that makes payments to, or receives payments from, American Tower for property or services, unless the amount of such payments or receipts, in any of the three fiscal years preceding the determination, exceeded the greater of $1 million or two percent (2%) of such other company’s consolidated gross revenues; or

•

is an executive officer of another company which is indebted to American Tower, or to which American Tower is indebted, unless the total amount of either company’s indebtedness to the other is more than five percent (5%) of the total consolidated assets of the company for which he or she serves as an executive officer; or

•

is a director of another company that does business with American Tower, provided that he or she owns less than five percent (5%) of the outstanding capital stock of the other company and recuses himself or herself from any deliberations of American Tower with respect to such other company; or

•

serves as an executive officer of any tax-exempt organization, unless American Tower’s charitable contributions to the organization, in any of the three fiscal years preceding the determination, exceeded the greater of $1 million or two percent (2%) of such charitable organization’s consolidated gross revenues.

In addition, ownership of a significant amount of Common Stock, by itself, does not constitute a material relationship.

For relationships not covered by the guidelines set forth above, the determination of whether a material relationship exists is made by the other members of the Board who are independent (as defined above).

Based on their compliance with the guidelines established by the Board, the Board has determined that each of our non-management Directors has no material relationship with the Company and is “independent” under Section 303A.02(b) of the NYSE listing standards. In making its assessment, the Board determined that each of Messrs. Dykes and Lara and Ms. Reed had no relationship with the Company, other than being a Director or stockholder. With respect to Messrs. Dolan, Sharbutt and Thompson and Mses. Katz and Reeve, the Board determined that only immaterial relationships existed with the Company. Specifically, the Board considered that Messrs. Dolan, Sharbutt and Thompson and Mses. Katz and Reeve currently serve as directors of companies that do business with American Tower, as follows: Mr. Dolan and Ms. Katz serve as directors of NII Holdings, Inc., Mr. Sharbutt serves as a director of Flat Wireless, LLC, Mr. Thompson serves as a director of USA Mobility, Inc., and Ms. Reeve serves as a director of Frontier Communications Company. In each case, the Board determined that such service was in accordance with the NYSE listing standards and our Corporate Governance Guidelines in that none of these Directors beneficially own five percent (5%) or more of the outstanding capital stock of such companies and each recuses himself or herself from deliberations of the Board with respect to such companies.

Selection of Director Candidates

The Nominating and Corporate Governance Committee works with the Board of Directors annually to review the characteristics, skills and experience of the Board as a whole and its individual members and to assess those traits against the needs identified to benefit the Company, its management and its stockholders. The process followed by the Committee to identify and evaluate Director candidates includes requests to Board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Committee and the Board of Directors.

In considering whether to recommend any particular candidate for inclusion in the Board’s slate of recommended Director nominees, the Nominating and Corporate Governance Committee applies the criteria set forth in our Corporate Governance Guidelines. These criteria include a candidate’s financial expertise, as well as a candidate’s prior experience in a leadership/executive role, operational experience, wireless industry experience, international experience, strategic experience, technology experience and prior board and governance experience. The Committee has determined that these desired skills, capabilities and experiences are relevant to the success of a large publicly traded company in today’s business environment and understanding of our business. While the Committee does not assign specific weights to these criteria, any Director candidate is expected to possess several of these criteria to serve on our Board. A description of the individual criteria that led our Board to conclude that each of the candidates should serve as a Director until our next Annual Meeting follows the biographical information of each candidate set forth above.

In addition to reviewing the qualifications and criteria of Director candidates, the Nominating and Corporate Governance Committee considers whether a candidate has agreed to tender an irrevocable advance resignation in accordance with the Company’s Corporate Governance Guidelines. In determining whether to recommend a Director for re-election, the Committee also considers the Director’s past attendance at meetings and participation in, and contributions to, the activities of the Board.

The Nominating and Corporate Governance Committee also focuses on issues of diversity, such as traditional diversity categories such as gender, race and national origin, as well as diversity and differences in viewpoints and skills. While the Committee does not have a formal policy with respect to diversity, the Committee seeks to create a Board that is strong in its collective knowledge and has a diversity of skills, ability and experience to allow the Board the opportunity to successfully fulfill its responsibilities. The Committee evaluates each individual Director candidate in the context of the Board as a whole. In considering candidates for the Board, the Committee strives to recommend a group that can best perpetuate and enhance the success of the business and represent stockholder interests through the exercise of sound judgment using the group’s diversity of experience.

Stockholders may recommend individuals to the Nominating and Corporate Governance Committee for consideration as potential Director candidates by submitting the candidates’ names, together with appropriate biographical information and background materials to Raymond P. Dolan, Chairperson of the Nominating and Corporate Governance Committee, c/o General Counsel, American Tower Corporation, 116 Huntington Avenue, Boston, Massachusetts 02116. Assuming that appropriate biographical and background material is provided for candidates recommended by stockholders, the Committee will evaluate those candidates by following substantially the same process, and applying substantially the same criteria, as for candidates submitted by Board members. The Committee will specifically review the candidate’s qualifications in light of the needs of the Board and the Company at that time, given the current mix of Director attributes. Stockholders proposing Director nominations must comply with the advance notice and specific information requirements set forth in our By-Laws, which provide among other things, disclosure of hedging, derivative interests and other material interests of that stockholder and the Director nominee. In addition, each Director nominee proposed by a stockholder must deliver a statement that, promptly following the stockholder meeting at which such nominee is elected or re-elected, he or she agrees to tender an irrevocable advance resignation in accordance with the Company’s Corporate Governance Guidelines.

Stock Ownership Guidelines

To encourage significant stock ownership by our executive officers and Directors, further align the interests of our leadership with those of our stockholders and promote our commitment to sound corporate governance, the Board recently implemented stock ownership guidelines. Each executive officer and Director is expected to beneficially own American Tower stock equal in market value to a specified multiple of his or her annual base salary or annual cash retainer, as applicable. The guideline for the Chief Executive Officer is five times his or her base salary and for the other executive officers is three times his or her base salary. The guideline for each non-management Director is five times the annual cash retainer. Each executive officer and non-management Director has five years to attain his or her ownership target.

In addition to actual shares held, unvested time-based restricted stock units and in-the-money vested options are counted for determining compliance with these guidelines. The Compensation Committee administers these stock ownership guidelines, and may modify their terms and grant hardship exceptions in its discretion. As of April 20, 2012, each executive officer and Director had met or exceeded these stock ownership requirements.

Communications from Stockholders and Other Interested Parties

The Board will give appropriate attention to written communications submitted by stockholders and other interested parties, and will respond if and as appropriate. The Board has designated the Nominating and Corporate Governance Committee, which consists solely of independent Directors, to consider and determine responses to communications from stockholders and other interested parties. Stockholders and other interested parties who wish to send communications on any topic to the Board and its non-management Directors should address such communications to Raymond P. Dolan, Chairperson of the Nominating and Corporate Governance Committee, c/o General Counsel, American Tower Corporation, 116 Huntington Avenue, Boston, Massachusetts 02116. Stockholders proposing Director nominations or any other business for consideration at a meeting of stockholders must comply with the advance notice and related provisions set forth in our By-Laws.

Absent unusual circumstances or as otherwise contemplated by our committee charters, the Chairperson of the Nominating and Corporate Governance Committee will, with the assistance of our General Counsel, (1) be primarily responsible for monitoring communications from stockholders, and (2) provide copies or summaries of such communications to the other Directors as he or she considers appropriate. Communications will be forwarded to all Directors if those communications relate to substantive matters and include suggestions or comments that the Chairperson of the Committee considers to be important for the Directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs or matters that are personal or that are otherwise not relevant to the Company, including mass mailings and repetitive or duplicative communications.

Board Leadership Structure and its Role in the Oversight of Risk

The Board of Directors is led by our President and Chief Executive Officer, Mr. Taiclet. Mr. Taiclet assumed the role of Chairman of the Board in February 2004. In May 2004, Ms. Reeve was appointed Lead Director, and she continues to serve the Board in this role. Mr. Taiclet is the only management Director and Ms. Reeve was selected by the independent Directors.

The Lead Director assists the Chairman in communicating with, and assigning tasks to, the other Board members. Moreover, the Lead Director, after obtaining input from the independent Directors, works with the Chairman to establish agendas for upcoming Board meetings. The agendas are then distributed in advance of the Board meetings to the independent Directors for any further input. The Lead Director prepares and conducts the annual performance review of the Chief Executive Officer, with input from each Director on the Chief Executive Officer’s performance and achievements during the year and from the Compensation Committee on proposed compensation matters. Additionally, the Lead Director serves as chairperson of the Board’s executive sessions of non-management Directors, as defined under the NYSE rules. Executive sessions of non-management Directors are held at least four times a year on a quarterly basis, and any non-management Director can request that an additional executive session be scheduled. The purpose of these executive sessions is to promote open and candid discussion among the non-management Directors to consider among other things, governance, operational and strategic issues or concerns.

We believe that having a single Chairman and Chief Executive Officer with a strong Lead Director, complemented by an independent Board of Directors, has provided the appropriate balance and has helped contribute to our pursuit of sound corporate governance. We believe that having our Chief Executive Officer, the individual most familiar with our day-to-day operations, chair regular Board meetings ensures that key business issues and stockholder interests are brought to the attention of our Board. The current board leadership structure offers directional clarity and allows our Board to operate more effectively and efficiently by focusing on the shared interests of the Company. This leadership structure promotes effective communication between the Board and management, which directly benefits our stockholders and other stakeholders.

The Board oversees the management of the Company’s risk exposure. At each Board meeting, management presents information concerning strategic and operational risks to the Company’s primary business goals and initiatives in each geographic area and each functional group, as well as the Company’s mitigation efforts related to those risks. The Lead Director regularly engages with the other independent directors to discuss management’s assessment of those risks in executive sessions to determine whether further review or action by the full Board or a particular committee is necessary or appropriate. In addition, each year, one Board meeting is dedicated to reviewing the Company’s strategies, including consideration of significant risks facing the Company.

The Company also conducts periodic enterprise risk management assessments and surveys to help management identify risks and mitigation procedures and measures, and assess their effectiveness. These results are then presented to the full Board of Directors. It is the responsibility of the Board to understand the Company’s most significant risks, to ensure that management is responding appropriately, and to make risk-informed strategic decisions. In its oversight capacity, the Board of Directors monitors risk exposure to ensure it is consistent and in balance with the Company’s overall tolerance for, and ability to, manage risk.

Our standing committees, which are composed of independent directors, most of whom have had extensive experience in providing strategic and advisory services to other public companies, assist the Board in fulfilling its responsibility for oversight of the evaluation of the Company’s risk and policies for risk management and assessment. At each regularly scheduled meeting, the Chairperson of each standing committee provides the full Board with a report, which includes any identified risks associated with the committee’s respective principal focus areas.

The Audit Committee has primary responsibility for assisting the Board with risk oversight for the Company overall. In particular, the Audit Committee considers audit, accounting, financial reporting and compliance risk, including material litigation instituted against the Company and the resolution of issues raised through our Ethics Committee process. In connection with its risk oversight role, at each regularly scheduled meeting, the Audit Committee also holds separate executive sessions that often include representatives from the Company’s independent registered public accounting firm, risk management and internal audit department, finance department and legal department to identify and assess risks and oversee the methodologies management implements to address those risks.

The Compensation Committee assesses and balances risk in our compensation practices, programs and policies. Together with its independent compensation consultant and management, the Compensation Committee annually reviews the Company’s compensation plans for all employees to determine if any elements of these plans create an inappropriate level of risk and to oversee management’s methods to mitigate any potential risks.

The Nominating and Corporate Governance Committee oversees risks associated with board composition, including the current directors’ skill sets and anticipated future needs of the Company, as well as risks associated with the Company’s corporate governance structure and related party transactions.

The Board’s role in risk oversight of the Company complements the Company’s leadership structure, with senior management having responsibility for assessing and managing our risk exposure, and the Board and its committees providing oversight in connection with those efforts. We believe this division of responsibility is an effective approach to addressing the risks facing the Company and supports our current Board leadership structure, as it allows our independent directors to evaluate the Company’s risks and policies for risk management and assessment through fully independent Board committees, with ultimate oversight by the full Board as led by our Chairman and Chief Executive Officer and independent Lead Director.

Approval of Related Party Transactions

Our Corporate Governance Guidelines include a policy for the review and approval of all transactions involving the Company and related parties by the Nominating and Corporate Governance Committee. Under the policy, related parties mean our executive officers and Directors and stockholders owning in excess of five percent (5%) of our Common Stock, as well as any such person’s immediate family members. The policy also covers entities that are owned or controlled by related parties, or entities in which related parties have a substantial ownership interest or control of such entities. The policy covers any transaction that is not available to employees or Directors generally and any transaction exceeding $120,000 in which related parties have a direct or indirect material interest.

Under the policy, management will recommend to the Nominating and Corporate Governance Committee any related party transaction to be entered into by the Company, including the proposed aggregate value of the transaction. After review, the Committee will approve or disapprove the transaction and management will continue to update the Committee as to any material change to that proposed transaction. In the event a related party transaction is entered into by management prior to approval by the Committee, the transaction will be subject to ratification by the Committee. If ratification is not forthcoming, management will make all reasonable efforts to cancel or annul the transaction.

Board of Directors Meetings and Committees

During the year ended December 31, 2011, our Board held four regular meetings in person and five special meetings in person or by telephone. Each current Director attended at least 75% of the aggregate number of meetings of our Board and the committees on which he or she served during the period that he or she was in office. Each of the nine Directors standing for re-election at the Annual Meeting was serving as a Director as of our 2011 Annual Meeting of Stockholders. All nine Directors attended the 2011 Annual Meeting of Stockholders in person. We encourage, but do not require, Directors to attend our annual meeting of stockholders.

The Board currently has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each committee has a charter that has been approved by the Board. These charters, along with our Corporate Governance Guidelines, are reviewed annually and amended, as necessary. All of the current members of each of the Board’s three standing committees are independent as defined under the NYSE rules, including, in the case of all members of the Audit Committee, the additional independence requirements of Rule 10A-3 under the Securities Exchange Act of 1934 (Exchange Act).

The current membership of each standing committee, the number of meetings held by each standing committee during the year ended December 31, 2011, and other descriptive information is summarized below.

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Raymond P. Dolan (1)	–	–	Chair
Ronald M. Dykes	X	–	–
Carolyn F. Katz	Chair	–	–
Gustavo Lara Cantu	–	X	–
JoAnn A. Reed	X	–	–
Pamela D.A. Reeve (2)	–	X	X
David E. Sharbutt	–	–	X
James D. Taiclet, Jr. (3)	–	–	–
Samme L. Thompson	–	Chair	–

Total meetings in 2011	8	6	4

(1)	Mr. Dolan served on the Compensation Committee until May 2011.

(2)	Ms. Reeve is the Lead Director of the Board.

(3)	Mr. Taiclet is the Chairman of the Board, President and Chief Executive Officer and currently the sole management Director.

Audit Committee. Our Audit Committee consists of Ms. Katz (Chairperson), Mr. Dykes and Ms. Reed, each of whom was determined to be an audit committee financial expert under the SEC rules and to have the accounting and/or related financial management expertise required under the NYSE rules. In addition, our Board of Directors has determined that each member of the Audit Committee is financially literate. None of the members serve on the audit committees of more than two other public companies.

During the year ended December 31, 2011, the Audit Committee held eight meetings. The meetings were designed to facilitate and encourage communications between members of the Committee, management, our internal auditors and our independent registered public accounting firm, Deloitte & Touche LLP. Our Audit Committee oversees management’s conduct of our financial reporting processes and meets privately, outside the presence of management, with our independent registered public accounting firm to discuss our internal accounting controls and policies and procedures. Among other things, the Committee’s responsibilities include the selection and evaluation of our independent registered public accounting firm, the oversight of our systems of internal accounting and financial controls, the review of the annual independent audit of our financial statements, the review of our financial disclosures, the review and implementation of our Code of Conduct, the establishment and implementation of “whistle-blowing” procedures and the oversight of risk and other compliance matters.

Compensation Committee. Our Compensation Committee consists of Mr. Thompson (Chairperson), Mr. Lara and Ms. Reeve. During the year ended December 31, 2011, the Compensation Committee held six meetings. The primary responsibilities of the Committee are to assist the Board in establishing compensation policies for the Board and our executive officers, including approval of any employment agreements or arrangements with executive officers. The Committee also reviews and approves individual and overall corporate goals and objectives related to executive compensation, evaluates executive performance in light of those goals and objectives, and determines executive compensation levels based on this evaluation, including as it relates to our President and Chief Executive Officer. This Committee also administers our equity incentive plans, approving any proposed amendments or modifications thereto, assesses and balances risk in our compensation policies and programs, administers our stock ownership guidelines, and reviews Committee reports for inclusion in appropriate regulatory filings. For more information on the role of the Committee and our processes and procedures for the consideration and determination of executive compensation, see our Compensation Discussion and Analysis included in this Proxy Statement.

In establishing and reviewing compensation practices, programs and policies, the Compensation Committee, together with its independent compensation consultant and management, annually reviews the specific factors and criteria underlying the Company’s compensation plans for all employees to determine whether any elements create an inappropriate level of risk, as well as methods to mitigate any potential identified risks. In conducting its review, the Committee asks critical questions and considers, among other things, whether each plan provides for an overachievement mechanism or cap on bonus opportunity, the existence of discretionary authority, whether payouts are linked to overall Company goals, the timing of prospective payments, the inclusion of certain windfall or “claw back” provisions, the contribution of the awards to a participant’s total mix of compensation, and any risk-mitigating factors.

Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee consists of Mr. Dolan (Chairperson), Ms. Reeve and Mr. Sharbutt. During the year ended December 31, 2011, the Nominating and Corporate Governance Committee held four meetings. This Committee establishes performance criteria for the annual evaluation of the Board and its committees and oversees the annual self-evaluation by Board members. This Committee identifies and recommends qualified individuals to serve on the

Board and its committees. In addition, this Committee develops and makes recommendations with respect to our Corporate Governance Guidelines (including the appropriate size, composition and responsibilities of the Board and its committees), approves or ratifies all related party transactions, reviews Director training initiatives and generally advises the Board with respect to Board committee charters, composition and protocol.

Audit Committee Report

The Audit Committee reviewed the Company’s audited financial statements for the fiscal year ended December 31, 2011 and discussed these financial statements with the Company’s management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. Management is responsible for the Company’s financial reporting process, including its system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The Company’s independent registered public accounting firm, Deloitte & Touche LLP, is responsible for performing an independent audit of the Company’s financial statements in accordance with standards of the Public Company Accounting Oversight Board (United States) (PCAOB) and issuing a report on those financial statements and the effectiveness of the Company’s internal control over financial reporting. The Audit Committee’s responsibility is to monitor and review these processes. The Audit Committee also reviewed and discussed with Deloitte & Touche LLP the audited financial statements and the matters required by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees).

The Company’s independent registered public accounting firm also provided the Audit Committee with the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent public accounting firm’s communications with the Audit Committee concerning independence. The Audit Committee has discussed with the independent registered accounting firm its independence and has considered whether such firm’s provision of other, non-audit related services to the Company is compatible with maintaining such auditors’ independence.

Based on its discussions with management and the independent registered public accounting firm, and its review of information provided by management and the independent registered public accounting firm, the Audit Committee recommended to the Company’s Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

By the Audit Committee of the Board of Directors of American Tower Corporation.

AUDIT COMMITTEE

Carolyn F. Katz, Chairperson

Ronald M. Dykes

JoAnn A. Reed

Independent Auditor Fees and Other Matters

The following table presents the aggregate fees billed for services rendered by Deloitte & Touche LLP for the fiscal years ended December 31, 2011 and 2010 (in thousands):

	2011	2010
Audit Fees	$3,626	$3,194
Audit Related Fees	2,036	1,420
Tax Fees	714	157

Total Fees	$6,376	$4,771

Audit Fees. These fees relate to professional services rendered in connection with the annual audit of our consolidated financial statements and internal control over financial reporting, the reviews of the condensed consolidated financial statements performed in connection with each of our Quarterly Reports on Form 10-Q, consultations regarding accounting and financial reporting and statutory audits required by foreign jurisdictions.

Audit Related Fees. Audit related fees primarily include fees for certain audits that are not required for purposes of the audit of our consolidated financial statements or for statutory or regulatory requirements. In 2011, these fees primarily related to due diligence, valuation review and accounting services performed in connection with strategic transactions and our reorganization to operate as a real estate investment trust (REIT), as well as services performed in connection with financing activities and review of tax accounting matters. In 2010, these fees primarily related to due diligence, valuation review and accounting services performed in connection with strategic transactions, as well as services performed in connection with financing activities and review of tax accounting matters.

Tax Fees. These fees include fees for consulting services related to tax planning, advice and assistance with international and other tax matters.

Audit Committee Pre-approval Policy and Procedures. The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services to be performed by our independent auditor. This policy provides that we will not engage our independent auditor to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.

From time to time, the Audit Committee may pre-approve specified types of services that are expected to be provided to us by our independent registered public accounting firm during the next twelve months. Any such pre-approval is detailed as to the particular service or type of services to be provided. The Audit Committee may also delegate to any Audit Committee member the authority to approve any audit or non-audit services to be provided by our independent registered public accounting firm. Any approval of services by an Audit Committee member pursuant to this delegated authority is to be reported at the next meeting of the Audit Committee.

The Audit Committee approved all of the services described above in accordance with its pre-approval policies and procedures.

COMPENSATION AND OTHER INFORMATION CONCERNING DIRECTORS AND OFFICERS

Compensation Discussion and Analysis

The following compensation discussion and analysis summarizes our philosophy and objectives regarding the compensation of our named executive officers, including how we determine the elements and amounts of executive compensation. This discussion and analysis should be read in conjunction with our tabular disclosures regarding the compensation of our named executive officers in the year ended December 31, 2011 and the report of the Compensation Committee of our Board of Directors, which can be found on page 40 of this Proxy Statement.

In accordance with SEC rules and regulations, our named executive officers for the year ended December 31, 2011 include our Chief Executive Officer, our Chief Financial Officer and the three other most highly compensated executive officers who were serving as executive officers on December 31, 2011. Accordingly, our named executive officers for the year ended December 31, 2011 consist of the following five individuals:

•	James D. Taiclet, Jr., Chairman of the Board, President and Chief Executive Officer

•	Thomas A. Bartlett, Executive Vice President, Chief Financial Officer and Treasurer

•	William H. Hess, Executive Vice President, International Operations and President, Latin America and EMEA

•	Steven C. Marshall, Executive Vice President and President, U.S. Tower Division

•	Edmund DiSanto, Executive Vice President, Chief Administrative Officer, General Counsel and Secretary

For a complete list of our current executive officers, see Part III, Item 10 in our Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC on February 29, 2012.

Executive Summary

The guiding principle of our executive compensation philosophy is to pay for performance, in that we reward our executive officers for contributions to Company performance and individual performance. For instance, the annual cash bonus awards are tied directly to accomplishing Company-specific financial targets and strategic individual goals. Fifty percent (50%) of the award encourages executive collaboration in the achievement of financial targets (rental and management revenue and Adjusted EBITDA) and fifty percent (50%) of the award encourages individual executive achievement of strategic goals (for example, achievement of certain budget metrics, expansion of business scope, offering of new products, optimization of capital structure and risk management). Our executive compensation objectives include retaining our executive officers and aligning their interests with those of our stockholders, while rewarding our executive officers for individual performance that furthers the Company’s achievement of its business strategies, and for contributions to Company performance toward both its financial and strategic goals. In furtherance of our objectives, in 2012, we adopted mandatory stock ownership guidelines for our executive officers and outside Directors.

Impact of our Business Results in 2011 on Compensation Determinations

Fiscal year 2011 marked a year of significant growth and transformation for our Company:

•	Total revenue increased 23.1% to $2,443.5 million and total rental and management revenue increased 23.2% to $2,386.2 million;

•	Operating income increased 17.3% to $920.1 million and cash provided by operating activities increased 14.2% to $1,165.9 million;

•	The stock price increased approximately 16% during the year, from $51.64 on December 31, 2010 to $60.01 on December 30, 2011;

•

Our portfolio grew to over 45,000 communications sites across our served markets (United States, Brazil, Chile, Colombia, Ghana, India, Mexico, Peru and South Africa), and we expect to close on approximately 2,250 additional sites during the first half of the year, including the launch of our new Europe, Middle East and Africa (EMEA) market, Uganda; and

•	We reorganized to operate as a REIT effective January 1, 2012 to maximize stockholder value through the tax efficiencies gained in the United States from a REIT structure.

As described below under “—Performance Bonus Awards,” we exceeded our performance goals for the year and each of our named executive officers overachieved on his individual goals for 2011. In addition, 2011 compensation determinations were influenced by Company performance against external measures. For 2011, the Committee awarded target total compensation for our current executive officers at the sixty-fifth percentile, on average, as compared to the companies included in the peer group and other broad survey data referenced below. Based on market data for S&P 500 companies from published survey data provided by our compensation consultant, 2011 target total compensation awarded to our current executive officers ranged from below the fiftieth to above the seventy-fifth percentiles.

Five Year Total Stockholder Return

The following graph compares the cumulative total stockholder return on our Common Stock with the cumulative total stockholder return of the S&P 500 Index and our peer group (see page 25 below). The performance graph assumes that on December 31, 2006, $100 was invested in each of our Common Stock, the S&P 500 Index and our peer group. The cumulative return shown in the graph assumes reinvestment of all dividends. As illustrated, our Common Stock outperformed both the S&P 500 Index and our peer group during this period. The performance of our Common Stock reflected below is not necessarily indicative of future performance.

Compensation Philosophy

We believe that our named executive officers play a critical role in the strategic, operational and financial performance of the Company, which creates long-term value for our stockholders. Accordingly, our executive compensation philosophy is to reward our executive officers for individual performance and for contributions to Company performance. In establishing executive compensation, we seek to create a balance that achieves our executive retention objectives, while rewarding our executive officers under a philosophy of pay for performance. Through peer group and benchmarking data as well as other independent analyses, we believe that we accomplish this by compensating our executive officers with an appropriate combination of base salary, performance bonus awards and long-term, equity-based incentive compensation.

Compensation Objectives

We believe that the quality, commitment and performance of our executive officers are critical factors influencing the long-term value of the Company. Accordingly, our executive compensation objectives include:

•	retaining our executive officers and aligning their interests with stockholder interests;

•	rewarding our executive officers for individual performance that furthers the Company’s achievement of its business strategies; and

•	rewarding our executive officers for contributions to Company performance, including achievements of both financial and critical non-financial objectives.

In addition, we use peer group and benchmarking analyses to assist us in determining whether our executive compensation is appropriate in light of our compensation objectives and philosophy.

Elements of Compensation

To achieve our compensation objectives, we believe that total executive compensation should be balanced among the following components:

Compensation Element	What the Element Awards	Purpose and Key Features

Annual base salary	Individual performance; responsibilities of each position and the skills and experience required; expected future performance and contributions	Provides competitive level of fixed compensation to attract and retain the best possible executive talent Determined by the market value of the position

Performance bonus award	Achievement of Company goals and individual goals and objectives for the year	Provides at-risk variable pay for
short-term performance;
motivates executive officers by
rewarding them for
contributions to Company
performance and individual
performance

50% of award tied to Company
financial targets and 50% of
award tied to individual strategic
goals, including certain budget
metrics

Bonus targets are established to
incentivize our executive
officers to achieve or exceed
annual goals within appropriate
risk parameters

Compensation Element	What the Element Awards	Purpose and Key Features

Long-term, equity-based incentive compensation	Achievement of results that positively affect the long-term success of the Company	Provides at-risk variable pay
opportunity for long-term
performance; focuses executive
officers on the creation of long-
term stockholder value; total
compensation weighted towards
equity

Equity awards are subject to
four-year vesting periods
contingent upon continued
service

The Committee believes that these elements of compensation appropriately balance risk and the desire to focus executive officers on specific short- and long-term goals and objectives important to the Company’s and the individual’s success. We do not provide extensive perquisites to our executive officers. Our executive officers are offered the same defined contribution retirement plan, health care, insurance and other welfare and employee-benefit programs that we offer to all of our eligible employees.

Executive Compensation Program in 2011

For 2011, our targeted mix of compensation for our Chief Executive Officer and other four named executive officers comprised varying percentages of base salary, performance bonus awards, and long-term, equity-based compensation, as indicated in the charts below. In determining allocations among these three forms of compensation, we generally set base salary at a level to contribute to the accomplishment of our management retention goals, set bonus targets to reward for operating results and award long-term incentive compensation to focus management on creating long-term stockholder value and to encourage long-term retention of our executive officers.

Other Key Features of our Executive Compensation Program

Other key features of our executive compensation program include:

•	Equity vesting upon a change in control only upon a termination of employment (“double-trigger”) with no tax gross-ups provided in the event of a change in control of the Company;

•	Retirement and welfare benefits consistent with all employees, with no supplemental pension or deferred compensation plans for executive officers and limited perquisites;

•

Annual performance bonus awards and long-term, equity-based awards with terms that, in certain circumstances, allow the Company to “claw back” cash and shares received pursuant to such awards, respectively, or, in the latter case, the payment to the Company of all gains realized upon disposition of such shares;

•	Implementation of stock ownership guidelines to closely align the interests of our leadership with those of our stockholders;

•

Anti-Insider Trading Policy that governs all Company employees, including our executive officers and Directors, imposing limits as to when and how individuals can engage in transactions in our securities, and prohibiting short sales of our Common Stock by any Company personnel;

•	Adoption of written procedures regarding the grant of equity-based incentive awards; and

•

Review by the Committee, with independent compensation consultant and management, of the Company’s compensation plans for all employees to determine if any elements of these plans create an inappropriate level of risk, and oversight of management’s methods to mitigate any potential risks.

The Role of Stockholder Say-on-Pay Vote

Last year was the first time we held a stockholder “say-on-pay” vote. Approximately 98% of the votes cast were voted in favor of the compensation paid to our named executive officers for 2010. The Committee considered the overall level of support for the Company’s compensation practices, and accordingly, used the existing compensation program as the model for developing the executive compensation program for 2012. Proposal 3 below provides our stockholders the opportunity to cast an advisory vote on our current executive compensation program. Although the stockholder vote is non-binding, the Committee will review the results of the vote and will take the results into account in making future determinations concerning executive compensation.

Role of the Compensation Committee

The Committee sets our executive compensation policies and determines the amounts and elements of compensation for our executive officers. As set forth in the Committee’s written charter, the Committee’s responsibilities include establishing compensation policies for Directors and executive officers; approving employment agreements or arrangements with executive officers; administering our equity incentive plans and approving grants under such plans; assessing risk in our compensation policies and programs; administering our stock ownership guidelines; and making recommendations regarding any other incentive compensation or equity-based plans. The Committee may form, and delegate authority to, subcommittees as appropriate. A copy of the Committee charter is posted on the “Investors” section of our website, www.americantower.com. As of December 31, 2011, our Committee consisted of Mr. Thompson (Chair), Mr. Lara and Ms. Reeve, each of whom is an independent Director as determined by our Board of Directors, based upon the NYSE rules and our independence guidelines.

Role of the Compensation Consultant

In making its determinations with respect to executive compensation, the Committee historically has engaged the services of a compensation consultant. Since 2003, the Committee has used compensation consultants to provide input on trends in executive compensation, obtain an outside perspective on our executive compensation practices and assist with our peer group and benchmarking analyses. Compensation consultants are retained by the Committee, not by management, and report directly to the Committee. In the course of providing services to the Committee, however, compensation consultants routinely work with management in furtherance of the Committee’s objectives. In 2011, the Committee retained the services of Pearl Meyer & Partners (PM&P) to assist with the review of overall compensation for our executive officers and Directors, as well as the review of our Proxy Statement disclosure regarding executive compensation. As part of its review, PM&P assisted the Committee with determining our peer group and benchmarking analyses, which included an executive compensation competitive analysis, a financial performance analysis and a dilution analysis. PM&P also provided advice regarding say on pay, compensation planning in light of the Company’s contemplated conversion to a REIT, analysis of retention/holding of stock by Directors and executive officers, and risk assessment review of each of the Company’s compensation practices, programs and policies. Other than the services that it provides to the Committee, PM&P does not otherwise provide services to the Company and receives no additional compensation from the Company.

Compensation Determinations

In making determinations with respect to elements and amounts of executive compensation, the Committee generally considers evaluations of each executive officer’s achievements relative to the annual goals and objectives that were established in consultation with the Committee; performance reviews for each executive officer which assess individual evaluations, including input from external sources; the potential for future contributions by each executive officer to our long-term success; our peer group and benchmarking analyses; and other market data and trends.

Evaluation and Performance Review Process

Our executive compensation determinations are driven in large part by our comprehensive evaluation and performance review process. Under this process, at the end of each year, the Chief Executive Officer works with the Committee to develop and finalize his goals and objectives, as well as the Company’s, for the next year. The Chief Executive Officer in turn works with each executive officer to establish his or her individual goals and objectives, which are then reviewed and approved by the Committee. Once approved, these goals and objectives form the basis for the annual goals and objectives of our senior vice presidents, vice presidents, directors and managers. In this way, each individual’s goals and objectives contribute to the overall goals and objectives of our Chief Executive Officer and the Company. The goals and objectives for the Company typically relate to financial performance and operational achievements. Individual goals and objectives are generally grouped into categories relating to investors and customers, management and employees, strategy and operations. Each executive officer’s individual goals and objectives vary according to the roles and responsibilities of the executive officer, but are intended to complement the goals and objectives of the other members of our executive team.

Our review process is designed to measure each executive officer’s performance against his or her goals for that year, and includes a mid- and full-year evaluation. For executive officers other than the Chief Executive Officer, this review process is conducted by our Chief Executive Officer, in consultation with the Chairperson of the Committee. In considering executive performance, input is compiled from internal sources familiar with the executive officer’s performance and achievements, as well as external sources, such as customers and other business associates. Following the mid-year review process, the Chief Executive Officer reports to the Committee on the progress achieved relative to his or her and each other executive officer’s goals and objectives as measured through the first half of the calendar year. As part of the year-end evaluation process, the Chief Executive Officer prepares written evaluations for each executive officer, which are then presented to the Committee for discussion. Based on these evaluations and performance reviews, the Chief Executive Officer recommends compensation packages for each executive officer, as well as the proposed framework for our equity compensation plan for the following year for senior vice presidents, vice presidents, directors and managers. These evaluations and performance reviews are an essential part of the process by which the Committee determines executive compensation, and are a significant factor in the Committee’s determinations with respect to performance bonuses. In the case of our Chief Executive Officer, he provides the Lead Director (who is a member of the Committee) with a report on his performance as compared to his established goals and objectives. The Lead Director then prepares a written evaluation of the Chief Executive Officer that includes extensive input from individuals familiar with the performance and achievements of the Chief Executive Officer, including interviews with other Directors and the direct reports to the Chief Executive Officer. The written evaluation is then presented to the Committee for review and discussion.

After reviewing the executive officers’ performance against goals and objectives for the year and considering the other factors discussed above, and after consultation with the Board of Directors, the Committee typically makes its final determinations with respect to compensation in February or March. Bonuses, if any, are generally paid out to our executive officers and other eligible employees in February or March of each year. In addition, if the Committee determines to grant equity-based awards pursuant to our annual employee grant, any such grants, including grants to executive officers, will generally take place in March of each year, as described below under “—Equity-Based Awards.”

Peer Group and Benchmarking Analyses

In establishing total compensation for our executive officers, including appropriate measures for performance bonus awards, the Committee reviews compensation for executive officers in comparable positions or with comparable responsibilities at a peer group of other companies and a competitive market analysis based on the latest available survey data as detailed below. In 2011, PM&P assisted the Committee in selecting the peer group and preparing the peer group and market analyses, with peer company selection based on firms with comparable revenues, market capitalizations and enterprise values as compared to the Company.

For 2011, the Committee considered a peer group consisting of companies in the wireless communications site leasing industry and companies with comparable revenues (median revenue of $3.6 billion), market capitalizations (median market capitalization of $13.9 billion) and enterprise values (median enterprise value of $21.1 billion), as well as product competitors and firms with similar business models. In addition, the Committee considered the inclusion of additional REITs, given the Company’s reorganization to operate as a REIT as of January 1, 2012. Accordingly, our peer group includes other tower companies, REITs and companies in wireless communications and related industries. For 2011, the peer group included the following companies:

Company	Revenue[1]	Market Capitalization[2]	Enterprise Value[2]
	(in billions)
AvalonBay Communities, Inc	$0.9	$9.7	$15.5
Boston Properties, Inc.	$1.7	$12.1	$22.5
CenturyLink, Inc.	$9.6	$14.1	$41.6
Crown Castle International Corp.	$2.0	$13.1	$19.8
Equity Residential	$2.0	$15.1	$27.3
Frontier Communications Corporation	$5.4	$9.7	$15.4
HCP, Inc.	$1.5	$13.6	$22.5
Juniper Networks, Inc.	$4.4	$19.4	$10.0
NetApp, Inc.	$5.1	$19.2	$13.8
NII Holdings, Inc.	$6.2	$7.6	$8.3
Public Storage	$1.7	$17.2	$24.1
Simon Property Group, Inc.	$4.2	$29.1	$51.7
Vornado Realty Trust	$3.3	$15.3	$28.0
Windstream Corporation	$3.9	$7.0	$13.6

American Tower Corporation	$2.2	$20.8	$26.1

(1)	Data from S&P’s Research Insight database, as of most recent quarter end at the time the analysis was completed (June 2011).

(2)	Data from S&P’s Research Insight database, as of most recent month end at the time the analysis was completed (July 2011).

The peer group may change from year to year, depending on changes in the marketplace and our business focus. In 2011, TW Telecom Inc. was removed from the peer group due to a relatively smaller market capitalization and enterprise value as compared to us, and three new companies were added based on the guidelines described above: CenturyLink, Inc., Simon Property Group, Inc. and Windstream Corporation. In an effort to provide the Committee with the most complete and comprehensive references and data points, and given recent Company performance relative to its peers, PM&P also provided market data for select S&P 500 companies based on revenue, market capitalization and enterprise value for the Committee to consider in its compensation determinations. The S&P 500 market data is based on a custom cut from PM&P’s CHiPS Executive Survey Report and consists of 31 companies with median revenue of $23 billion, median market capitalization of $19 billion and median enterprise value of $26 billion. While the S&P 500 market data includes companies that do not have comparable revenues, the median market capitalization and enterprise value of these companies align with our market capitalization and enterprise value.

PM&P’s analysis involved a comparison of our executive compensation with that of our peer group companies and other published survey data, such as a high-tech executive survey and a general industry executive survey in making its recommendations to the Committee, using appropriate revenue metrics based on the specific responsibilities of each executive officer. The analysis was based on the latest available data and focused on the total compensation for each of our executive officers against that of executives in comparable positions or with comparable roles at other similarly-sized companies, as well as an analysis of each component of compensation. In conducting its review, PM&P prepared an executive compensation competitive analysis, a peer group financial performance analysis and a peer group dilution analysis. The specific components of total compensation reviewed by PM&P included base salaries, total cash payments (salary plus bonus) and long-term incentives. For purposes of valuing our long-term incentive compensation, PM&P determined the value of the stock option component of our equity-based awards to our executive officers in 2011 using a Black-Scholes value calculation.

In considering the peer group and benchmarking analyses, the Committee’s overall philosophy, given the background and experience of our executive officers, is initially to target total compensation for our executive officers at the median, and increase target compensation as our executive officers demonstrate their performance over time. While the Committee generally uses this approach when determining compensation packages for newly promoted or hired executives, market conditions, experience levels, special capabilities and location of employment can significantly impact the type of compensation package necessary to recruit and retain senior executives. In considering total compensation for our current executive officers, the Committee takes into account the relatively small size of our management team and the substantial scope of their roles relative to achieving Company short- and long-term business strategies, as well as their continued demonstration of superior performance relative to Company performance. Our review process includes mid- and full-year evaluations to measure each executive officer’s performance against his goals for that year. We expect above-average performance from our executive officers, and assuming the Committee determines they continue to perform at high levels based on these evaluations, the Committee believes that their compensation should be set accordingly. For 2011, the Committee set target total compensation for our current executive officers at the sixty-fifth percentile, on average, as compared to the companies included in the peer group and other broad survey data referenced above. Based on market data for S&P 500 companies from published survey data provided by our compensation consultant, 2011 target total compensation for our current executive officers ranged from below the fiftieth percentile to above the seventy-fifth percentile.

Based on the evaluation and performance review process and the peer group and benchmarking analyses, which is derived from the latest available data as reported by PM&P, the Committee will consider the amounts and elements of compensation for our executive officers, both for the past fiscal year in determining bonus and equity-based incentives and for the upcoming fiscal year in setting base salaries and bonus targets. For all executive officers other than our Chief Executive Officer, the Committee will consider the recommendations from the Chief Executive Officer with respect to compensation for our executive officers, advise the Board of

Directors in advance with respect to such compensation, and following receipt of advice and comment from the Board, make its determinations with respect to executive compensation. With respect to compensation of our Chief Executive Officer, the Chairperson of the Committee will make a recommendation based on the input received and evaluations and performance reviews of our Chief Executive Officer, advise the Board of Directors in advance with respect to such compensation, and following receipt of advice and comment from the Board, the Committee will make its determination.

Elements of Compensation

For 2011, our targeted mix of compensation for our Chief Executive Officer was approximately 13% base salary, 13% performance bonus award and 74% long-term, equity-based incentive compensation, and for the other four named executive officers was approximately 18% base salary, 13% performance bonus awards and 69% long-term, equity-based incentive compensation. The Committee believes this combination of fixed base salary, short-term cash incentives and long-term, equity-based incentives properly motivates our named executive officers to achieve Company performance objectives of short-term financial metrics and long-term stockholder value.

Annual Base Salary

In determining base salaries for our named executive officers, the Committee considers the responsibilities of each position and the skills and experience required for each job, as well as the other factors outlined above under the caption “—Compensation Determinations.” The Committee’s determinations are influenced heavily by the evaluations and performance reviews for each named executive officer and the recommendations presented to the Committee by our Chief Executive Officer, as discussed herein. In addition, the Committee reviews the peer group and other survey data, and finally, reviews total compensation for reasonableness under our compensation philosophy and objectives prior to making any final determinations.

The following table sets forth the base salaries of our named executive officers for the years ended December 31, 2009, 2010 and 2011.

Name	2009 Base Salary	2010 Base Salary	Percent Change (1)	2011 Base Salary	Percent Change (1)
James D. Taiclet, Jr.	$876,750	$900,000	3%	$1,100,000	22%
Thomas A. Bartlett (2)	$630,000	$650,000	3%	$682,500	5%
William H. Hess (3)	$485,000	$500,000	3%	$550,000	10%
Steven C. Marshall	$420,000	$450,000	7%	$508,500	13%
Edmund DiSanto	$380,000	$400,000	5%	$420,000	5%

(1)	This column represents the percentage change in base salary from the prior year.

(2)	Mr. Bartlett was appointed our Chief Financial Officer on April 1, 2009. Base salary for 2009 reflects Mr. Bartlett’s annualized salary, effective as of April 1, 2009.

(3)	The Committee increased Mr. Hess’ 2009 base salary in June 2009 in connection with an expanded scope in job responsibility with respect to the EMEA region. Accordingly, base salary for 2009 reflects Mr. Hess’ annualized salary, effective as of June 5, 2009.

In setting base salaries for our named executive officers, the Committee weighs heavily the fact that we have a small senior management team relative to the size of the Company and compared to other companies of similar size. We believe a small senior management team allows us to leverage the broader capabilities of the executive officers more effectively and fosters a team approach by, and greater collaboration among, our executive officers. Given this team orientation, we generally try to limit the relative difference in base salaries among our executive officers, while also taking into account the substantial scope of each individual role relative to achievement of Company short- and long-term business strategies. As a result, the annual base salaries for our named executive officers can vary significantly from those of named executive officers in comparable positions at other companies.

In assessing the appropriateness of its base salary determinations for 2011, the Committee also considered the Company’s overall performance relative to the peer group, as well as that our management structure differs from that of the peer group companies and that the roles our named executive officers play in our organization may not match exactly with executives in comparable positions in the companies included in the peer group and benchmarking analyses. For example, no other companies included in the analyses have a named executive officer serving in the position of Mr. DiSanto, our Executive Vice President, Chief Administrative Officer, General Counsel and Secretary. Accordingly, when conducting a benchmarking analysis for this position, the Committee can only assess similar positions at other companies, which is factored into its assessment of the appropriateness of base salary relative to the companies included in the peer group and benchmarking analyses.

For 2011, as shown above, the Committee determined to increase the base salaries of our named executive officers, as a result of merit and individual performance during the prior year, Company performance during the prior year, peer group competitive assessment data and expected future contributions to the Company. In particular, the Committee determined that Mr. Taiclet’s salary should be significantly increased as his salary level had remained relatively flat during the preceding years despite the Company’s positive financial performance. Additionally, due to the broader scope of responsibility resulting from the Company’s expanded portfolio domestically and internationally, the Committee determined it necessary to significantly increase base salaries for each of Messrs. Marshall and Hess, respectively. Based on the peer group and benchmarking analyses, the annual base salaries in 2011 for Messrs. Bartlett, DiSanto, Hess and Taiclet were above the seventy-fifth percentile and the annual base salary for Mr. Marshall was at the seventieth percentile. Based on market data for select S&P 500 companies, the annual base salary in 2011 for Mr. Hess was above the seventy-fifth percentile, the annual base salary for Mr. Marshall approximated the seventieth percentile, the annual base salary for Mr. Bartlett was approximately at the fifty-fifth percentile, the annual base salary for Mr. Taiclet was approximately at the fiftieth percentile and the annual base salary for Mr. DiSanto was below the twenty-fifth percentile.

Performance Bonus Awards

In determining performance bonus awards for our executive officers, the Committee considers the achievements of each executive officer relative to his or her individual goals and objectives for the year, as well as the Company’s achievement of its goals and objectives for the year. For 2011, the achievement of Company goals and objectives represented 50% of the performance bonus targets for our executive officers, while the achievement of individual goals and objectives represented 50% of executive bonus targets.

Generally, if we meet our performance goals for the year and the executive officer meets his or her performance goals for the year, the executive officer would be eligible to receive a performance bonus equal to his or her bonus target. In 2011, the Committee determined to further advance its pay for performance philosophy by increasing the performance bonus target from 75% to 100% of base salary for our Chief Executive Officer, and from 60% to 70% of base salary for our other named executive officers. Based on a bonus target of 100%, the performance bonus component of cash compensation to our Chief Executive Officer would represent approximately 50% of total annual cash payments (assuming the bonus target is met). Based on a bonus target of 70% of base salary, the performance bonus component of cash compensation to our other named executive officers would represent approximately 41% of total annual cash payments (assuming bonus targets are met).

The annual performance bonus could be increased at the discretion of the Committee up to a maximum of 200% of the bonus target, however, such positive discretion is typically used by the Committee in special circumstances, such as increased scope of responsibility or significant overachievement of our goals or the executive officer’s individual goals. Likewise, the annual performance bonus could be decreased, or eliminated, at the discretion of the Committee if we did not meet our goals or the executive officer did not meet his or her goals. Historically, the Committee has not awarded performance bonuses that are below 75% of the bonus target. Accordingly, based on a performance bonus target for 2011 of 100% of base salary, the 2011 performance bonus for our Chief Executive Officer would generally range between 75% and 200% of base salary, and based on a performance bonus target for 2011 of 70% of base salary, the 2011 performance bonuses for our other named executive officers would generally range between 53% and 140% of base salary.

Company goals and objectives that are shared among the executive officers typically relate to financial performance. For purposes of the annual performance bonus for 2011, we established Company performance goals related to rental and management revenue and Adjusted EBITDA. These goals are used to measure management’s ability to grow our business, increase cash generation and control costs and were also the Company goals on which bonuses for 2010 were based. We base bonuses for all of our executive officers on these goals, as we believe that making Company financial performance a shared objective for our executive officers will encourage alignment and teamwork among them. We also believe that these measures of financial performance are among the most important for our stockholders, which aligns our executive officers with our stockholder base.

For 2011, the Committee measured Company financial performance based on the achievement of the following goals as of December 31, 2011 (in billions):

	Goal (1)	Actual	Achievement
Rental and management revenue	$2.343	$2.386	Exceeded
Adjusted EBITDA	$1.576	$1.595	Exceeded

(1)	Adjusted for the impact of fluctuations in foreign currency exchange rates and material acquisitions.

When we set Company goals for rental and management revenue and Adjusted EBITDA, we typically set them at or near the mid-point of the full year outlook that we provide to our stockholders. On February 23, 2011, we issued a press release reporting our fourth quarter and full year results for 2010 that included our 2011 full-year outlook for rental and management revenue and Adjusted EBITDA. In this press release, which we furnished to the SEC on Form 8-K, we indicated anticipated rental and management revenue for 2011 of between $2.200 billion and $2.240 billion, and anticipated Adjusted EBITDA for 2011 of between $1.490 billion and $1.530 billion. The ranges for rental and management revenue and Adjusted EBITDA were revised in subsequent earnings releases to adjust for fluctuations in foreign currency exchange rates and material acquisitions. On February 23, 2012, we issued a press release, which we furnished to the SEC on Form 8-K, reporting our actual results of operation for 2011 that included rental and management revenue of $2.386 billion and Adjusted EBITDA of $1.595 billion.

In providing our stockholders with our full-year financial outlook in our earnings releases, we define assumptions made regarding foreign currency exchange rates and acquisitions as these are largely beyond managerial control, but can nonetheless significantly impact our results. Accordingly, in assessing financial performance against our financial targets, we customarily adjust goal targets to exclude the impact of fluctuations in foreign currency exchange rates and include the impact of material acquisitions. We therefore adjusted management’s goals for rental and management revenue and Adjusted EBITDA accordingly. As set forth in the table above, based on our 2011 financial results, we determined that the Company exceeded each of its goals for the year ended December 31, 2011.

In evaluating Company performance, the Committee also took into account our performance against the S&P 500 during 2011. Our stock price increased approximately 16% during the year, from $51.64 on

December 31, 2010 to $60.01 on December 30, 2011. In contrast, the S&P 500 remained virtually flat during the same period. Further, the Committee also reviewed our performance over the last three years, as compared against the S&P 500, noting that, while our stock price increased approximately 105%, the S&P 500 increased approximately 39% during the same period. In addition, the Committee considered the PM&P peer group and benchmarking analyses related to Company performance, including the determination that we ranked first among the peer group companies in performance on a three-year basis and second in performance on a one-year basis, based on overall average performance in terms of revenue growth, earnings before interest, taxes, depreciation and amortization as a percentage of revenue and total stockholder return.

In determining individual performance, the Committee relies primarily on the evaluations and performance reviews for each executive officer. As discussed above, for executive officers other than the Chief Executive Officer, the review process is conducted by our Chief Executive Officer and includes input from internal and external sources familiar with the performance of the executive officer. In the case of the Chief Executive Officer, the review process is conducted by the Lead Director and includes input from individuals familiar with the performance of the Chief Executive Officer, including interviews with other Directors and the direct reports to the Chief Executive Officer. The Committee’s final determination as to any executive officer’s performance for the year is based upon its assessment of the executive officer’s achievement of his or her goals and objectives and his or her potential to enhance long-term stockholder value, and is not based upon rigid guidelines, formulas or short-term changes in our stock price. Each executive officer’s individual strategic goals include the achievement of certain budget metrics applicable to his or her particular job responsibilities. In assessing the performance of each executive officer, the Committee considers achievements as they relate to each goal, and it approves bonuses based on the overall achievement by each executive officer. Accordingly, if an executive officer fails to achieve one goal, but overachieves on another goal, the executive officer would still generally be eligible for a bonus based on his or her individual performance. While there is no guaranty that each executive officer will achieve all of his or her goals, our executive officers generally have achieved or exceeded most of their goals during each of the past few years, with the result being that they typically have received that portion of the bonus based on individual performance.

The following table sets forth the target cash bonuses and actual bonuses for our named executive officers with respect to annual performance bonuses awarded for the years ended December 31, 2009, 2010 and 2011.

Name	Year	Target Cash Bonus Potential (% of Base Salary / $)	Actual Cash Bonus (% of Base Salary /$)	Percent Change (1)
James D. Taiclet, Jr.	2009	75% / $657,563	109% / $955,000	(12)%
	2010	75% / $675,000	131% / $1,181,250	24%
	2011	100% / $1,100,00	165% / $1,815,000	54%

Thomas A. Bartlett (2)	2009	60% / $378,000	75% / $475,000	N/A
	2010	60% / $390,000	87% / $565,500	19%
	2011	70% / $477,750	89% / $606,743	7%

William H. Hess	2009	60% / $291,000	66% / $320,000	(28)%
	2010	60% / $300,000	86% / $432,000	35%
	2011	70% / $385,000	106% / $585,200	35%

Steven C. Marshall	2009	60% / $252,200	81% / $340,000	25%
	2010	60% / $270,000	88% / $396,900	17%
	2011	70% / $355,950	88% / $444,938	12%

Edmund DiSanto	2009	60% / $228,000	71% / $270,000	(23)%
	2010	60% / $240,000	87% / $348,000	29%
	2011	70% / $294,000	97% / $405,720	17%

(1)	This column represents the percentage change in actual cash bonus awarded from the prior year.

(2)	Mr. Bartlett was appointed our Chief Financial Officer on April 1, 2009. Pursuant to his letter agreement, his annual performance bonus award was not subject to proration based on his start date. In addition to the annual performance bonus award, during each of 2010 and 2011, Mr. Bartlett received half of his cash signing bonus, pursuant to his letter agreement as discussed below.

The Committee determined that each of our named executive officers exceeded his individual goals for 2011. Consequently, the bonus amounts above for Messrs. Taiclet, Bartlett, Hess, Marshall and DiSanto are based on overachievement of individual goals as well as Company goals, and reflect awards of 165%, 89%, 106%, 88% and 97% of base salary, respectively. Among other things, the Committee considered the substantial achievements of the following 2011 goals of our named executive officers, which included the achievement of certain budget metrics, when considering individual performance:

•

For Mr. Taiclet, extending the tower leasing business model into select international markets and continuing the growth of the Company’s domestic business through acquisition opportunities as well as the pursuit of new product opportunities, completing the milestones necessary to reorganize the Company to operate as a REIT effective January 1, 2012, and deepening the talent and capabilities of the team to achieve operational excellence as a global leader in wireless communications real estate leasing.

•

For Mr. Bartlett, successfully integrating new regional operations through the extension of processes and system enhancements in financial reporting, including investments in information technology systems to accommodate the Company’s continued growth, managing the Company’s capital structure through the successful completion of a $500.0 million bond offering and a new $1.0 billion new revolving credit facility and overseeing the initiatives to reorganize the Company to operate as a REIT.

•

For Mr. Hess, consolidating the Company’s position in its Latin American markets, specifically through the acquisition of large tower portfolios in Mexico, Brazil, Chile and Colombia and a joint venture in Colombia, while deepening the Company’s relationship with its major, global telecommunications customers, expanding and strengthening the Company’s operations in its EMEA markets through acquisitions in South Africa and establishing a joint venture in Ghana in partnership with a major, global telecommunications customer, as well as successfully entering into an agreement to establish a joint venture in Uganda, which is expected to acquire communications sites during the first half of 2012.

•

For Mr. Marshall, delivering continued growth in revenue and operating profits for the U.S. operations through organic revenue growth, continued discipline around acquisitions and new tower site and distributed antenna system network builds, the successful launch of the Company’s shared generator business, the execution of a master lease agreement with one of the Company’s key customers which secured a long-term cash revenue stream, and the acquisition of a portfolio of property interests in the U.S. which will provide recurring cash flow under complementary leasing arrangements.

•

For Mr. DiSanto, successfully negotiating agreements to expand the Company’s portfolio domestically and internationally, preparing the necessary documentation to reorganize the Company to operate as a REIT, including obtaining requisite board and stockholder approvals, providing effective support and risk oversight with respect to new investments, new product launches and financings, and further improvements to the Company’s risk management program.

In determining the bonus amounts for our named executive officers, in addition to reviewing individual and Company goals and objectives, the Committee also considers the peer group and benchmarking analyses. Based on the latest available peer group and other survey data as reported by PM&P, the bonus amounts for Messrs. Taiclet, Bartlett and DiSanto were above the seventy-fifth percentile, the bonus amount for Mr. Hess approximated the sixty-fifth percentile and the bonus amount for Mr. Marshall approximated the fifty-fifth percentile. Based on market data for select S&P 500 companies, the bonus amount in 2011 for Mr. Hess was above the seventy-fifth percentile, the bonus amount for Mr. Marshall approximated the seventieth percentile, the bonus amounts for Messrs. Taiclet and Bartlett approximated the fiftieth percentile and the bonus amount for Mr. DiSanto approximated the fortieth percentile.

In addition to our annual performance bonus awards, under certain limited and special circumstances, we award our employees, including our executive officers, discretionary bonus awards. Discretionary bonuses to our executive officers generally relate to specific achievements or accomplishments that are separate from, or above and beyond, an executive officer’s goals and objectives for the year, and if awarded, are based on the recommendation of the Chief Executive Officer and subject to review and approval by the Committee. During 2010 and 2011, the Committee did not award any discretionary bonuses to our executive officers outside of the annual performance bonus awards.

The annual bonus plan provides that annual performance bonus awards are subject to forfeiture and recovery by the Company under certain circumstances, such as the named executive officer’s termination by the Company for cause or, following termination of employment for any reason, either (A) the Company determines that the executive officer engaged in conduct while an employee that would have justified termination for cause, or (B) the executive officer violates any applicable confidentiality or noncompetition agreement with the Company or any affiliate.

Long-Term Incentive Compensation

In determining the amount of each equity-based incentive award, the Committee considers similar awards to individuals holding comparable positions or with comparable roles at the companies included in the peer group and benchmarking analyses, overall Company performance, individual performance relative to annual goals and objectives and anticipated level of future contribution by the executive officer.

We believe that our executive officers can create the largest impact on the Company by focusing on long-term goals. Accordingly, we historically have weighted our total executive compensation towards equity-based incentive awards that vest ratably over a four-year period. We believe this creates an incentive for our executive officers to focus on long-term results and that annual vesting provides an appropriate intermediate value as results are attained. In addition, we believe equity awards with time-based vesting provisions strike an appropriate balance to our overall compensation structure since annual cash bonus awards are performance-driven based on achievement of annual Company and individual goals and objectives.

We also believe that four-year vesting contributes to employee retention. Given that we typically enter into long-term leases with our customers, we generate relatively predictable revenues. While our management team can drive additional business, cost reduction efforts, process improvements and other short-term advancements, we believe that focusing our executive officers on long-term achievements will create the greatest stockholder value. Management decisions with respect to mergers and acquisitions, long-term contracts with major customers, financial leverage, capital structure, growth opportunities, expansion into new markets and strategic alliances will have the largest impact on the Company. Decisions on these types of matters may have a negative short-term impact on our performance and/or stock price, but may result in long-term value. We believe that by granting our executive officers meaningful levels of equity-based awards, they will have a greater incentive to focus on long-term results, and we will be able to retain highly experienced executives to sustain long-term Company performance. Therefore, to ensure a strong link between pay and long-term performance, our equity-based awards have tended to approximate or be above the seventy-fifth percentile, as compared to the companies included in the peer group and benchmarking analyses. Since the approval of our 2007 Equity Incentive Plan by our stockholders in May 2007, in addition to stock options, the Committee has determined to grant RSUs as a component of our equity-based incentive compensation (see below under the caption “—Equity-Based Awards”).

In February 2011, in connection with annual performance reviews and the Company’s annual employee equity grant, the Committee approved grants of stock options and RSUs to each of our named executive officers based on their performance for the year ended December 31, 2010 and expected future contributions to the Company. The following table sets forth the equity values granted to our named executive officers in the years ended December 31, 2009, 2010 and 2011. For each named executive officer, 50% of each of the equity values was stock options and 50% of each of the equity values was RSUs.

Name	2009	2010	Percent Change (1)	2011	Percent Change (1)
James D. Taiclet, Jr.	$3,317,017	$4,100,015	24%	$6,000,048	46%
Thomas A. Bartlett (2)	$2,500,033	$2,000,028	(20)%	$2,200,049	10%
William H. Hess	$1,786,008	$1,800,007	1%	$2,100,035	17%
Steven C. Marshall	$1,200,024	$1,800,007	50%	$2,100,035	17%
Edmund DiSanto	$1,786,008	$1,800,007	1%	$2,000,022	11%

(1)	This column represents the percentage change in equity values awarded from the prior year.

(2)	Mr. Bartlett joined the Company in April 2009. In consideration of his joining the Company and expected future contributions, the Committee approved grants of stock options and RSUs effective as of his April 1, 2009 start date.

As set forth in the table above, for 2011, we changed the size of our equity-based awards to each of our named executive officers. We note that the percentage change in equity values reflected in the table above from 2009 to 2010 for Mr. Bartlett is not indicative of the change in size of his annual equity-based award granted by the Committee in 2010, as his award in 2009 reflects the equity value received by Mr. Bartlett in consideration of his joining the Company and expected future contributions. The target value of annual equity-based awards in 2011 for our executive officers increased between 10% and 46%. In determining the size of these awards for 2011, the Committee first considered the total value/spend on equity for 2010, which was used as the foundation for determining the 2011 equity budget. The Committee reviewed and approved a range of award valuations for each employee level. For our named executive officers, the Committee determined the appropriate allocations to each executive officer based on the most recent available peer group competitive assessment data as provided by PM&P, the current pay position, performance, goal achievement, changes in job responsibilities and historical data of awards made to executives in prior years. The Committee determined to increase the size of the equity-based awards for each executive officer in recognition of the increased scale and complexity of the Company, the increased acquisition and growth opportunities completed during the year and the reorganization efforts to ensure that the Company would operate as a REIT effective January 1, 2012.

Our practice has been to award equity-based incentives to our executive officers in amounts that vary based on the executive’s scope of responsibility and the expected contributions of the executive officer and the executive officer’s operating unit to the Company.

In comparing our equity-based awards to those granted by other companies included in the peer group and benchmarking analyses, we determined the value of our awards using a Black-Scholes valuation analysis for stock options and the closing price of our Common Stock on the date of grant for RSUs. Based on the peer group and benchmarking analyses, equity-based awards in 2011 for Messrs. Taiclet, Bartlett and DiSanto were above the seventy-fifth percentile and the equity-based awards for Messrs. Hess and Marshall approximated the sixty-fifth percentile. Based on market data for select S&P 500 companies, the 2011 equity-based awards for Messrs. Hess and Marshall were above the seventy-fifth percentile, the equity-based award for Mr. DiSanto approximated the seventieth percentile, the equity-based award for Mr. Bartlett approximated the fifty-fifth percentile and the equity-based award for Mr. Taiclet approximated the fiftieth percentile.

Each of the option grants vests 25% annually over four years, commencing one year from the date of grant, and has a term of ten years. Each of the grants of RSUs vests 25% annually over four years, commencing one year from the date of grant. All of the stock options and RSUs awarded as part of our annual employee grant in

2011, including the above awards to our executive officers, were granted on March 10, 2011. The stock options granted as part of the annual 2011 employee grant have an exercise price of $50.78, which was the closing price of our Common Stock on the NYSE on the date of grant.

In addition to our practice of granting equity-based awards in connection with our annual performance reviews, we periodically grant equity-based awards to our employees, including our executive officers, related to specific achievements or accomplishments. During 2011, we did not grant equity-based awards to our executive officers for specific achievements or accomplishments outside of the annual performance reviews and annual employee equity grant.

Perquisites

We do not believe in providing extensive perquisites to our executive officers. Our healthcare, insurance and other welfare and employee-benefit programs are the same for all eligible employees, including executive officers, and include health and dental coverage, group term life insurance, disability programs, our broad-based employee stock purchase program (under which we give a 15% discount to all employees on the purchase price of our stock) and matching contributions to our 401(k) plan. We share the cost of health and welfare benefits with our employees, including our executive officers, a cost that is dependent on the level of benefits coverage that each employee or executive officer elects. We have no deferred compensation plans or supplemental executive retirement plans, nor any outstanding loans of any kind to our executive officers.

As set forth in the Summary Compensation Table, in the column captioned “All Other Compensation,” perquisites to executive officers include an annual car allowance of $12,000 and reimbursement for related auto insurance premiums. They also include amounts for discounted parking at our corporate offices in Boston, a benefit we provide to a number of our corporate employees, including our named executive officers.

Under limited circumstances, we provide certain perquisites to recruit individuals to key positions within the Company and to officers that expatriate to another country for work on the Company’s behalf. Accordingly, in addition to the general perquisites to executive officers, Messrs. Bartlett and Marshall received additional perquisites. Mr. Bartlett received the second portion of his signing bonus in 2011 upon the second anniversary of his start date with the Company. Mr. Marshall, an expatriate from the United Kingdom, received a housing allowance and a goods and services differential in connection with his continuation as Executive Vice President and President, U.S. Tower Division. The amount for each of these perquisites is set forth in the Summary Compensation Table. We believe this is consistent with standard packages offered to recruit key personnel and expatriated employees at global companies.

Compensation Determinations for 2012

In February 2012, the Committee established base salaries and bonus targets for our named executive officers for 2012. In doing so, the Committee determined to further advance its pay for performance philosophy by increasing salary levels of our named executive officers due to continued superior performance relative to our peers.

Based on the 2011 peer group and other survey data as reported by PM&P, the resulting target total cash levels for 2012 is above the seventy-fifth percentile for each of our named executive officers. As discussed earlier, we believe in initially targeting the median of the market data for comparable positions within our peer group and increasing target total compensation as our executive officers demonstrate their performance over time. As our executive officers have demonstrated superior performance over the past several years, we believe targeting total cash above the median and closer to the seventy-fifth percentile is appropriate given the executive officers continued success as evidenced by merit and individual performance during the prior year, Company performance during the prior year, peer group competitive assessment data and expected future contributions to the Company. The following table sets forth the base salary and bonus targets for Messrs. Taiclet, Bartlett, Hess, Marshall and DiSanto for the year ended December 31, 2012.

Name	2011 Base Salary	Raise	2012 Base Salary	2012 Target Cash Bonus Potential (% of Base Salary / $)
James D. Taiclet, Jr.	$1,100,000	None	$1,100,000	100% / $1,100,000
Thomas A. Bartlett	$682,500	3%	$702,975	70% / $492,083
William H. Hess	$550,000	3%	$566,500	70% / $396,550
Steven C. Marshall	$508,500	11%	$564,435	70% / $395,105
Edmund DiSanto	$420,000	19%	$500,220	70% / $350,154

In February 2012, the Committee also approved the grant of equity-based incentive awards pursuant to our annual employee grant, which included awards to the executive officers comprised of stock options and RSUs that vest over time. In determining the size of these awards, the Committee established a targeted award value for each executive officer and then allocated 50% to each of RSUs and stock options, consistent with prior years. In making its determinations, the Committee reviewed the total value of prior year awards, as well as the peer group and benchmarking analyses related to equity-based awards, and then established a value for the 2012 equity-based awards to each executive officer. On March 12, 2012, the date of grant, the Company took the equity-based award values approved by the Committee and determined the actual number of shares subject to the stock options using a Black-Scholes valuation methodology and for RSUs based on the closing price of our Common Stock on the date of grant. In making these awards, the Committee determined to increase the size of the awards from 2011 levels based on merit and individual performance during the prior year, Company performance during the prior year, peer group competitive assessment data and expected future contributions to the Company. The 2012 equity award values for each executive officer are above the seventy-fifth percentile based on the 2011 peer group and benchmarking analyses. The Committee determined that the award values were appropriate given the Company and individual executive officers’ continued superior performance, expected future contributions and the comparably smaller size of the executive team relative to other similarly-sized companies.

The following table sets forth the equity value of stock options and RSUs approved by the Committee to Messrs. Taiclet, Bartlett, Hess, Marshall and DiSanto as part of our 2011 and 2012 annual employee grants.

Name	2011 Equity Value (1)	2012 Equity Value (1)	Percent Change (2)
James D. Taiclet, Jr.	$6,000,000	$8,000,000	33%
Thomas A. Bartlett	$2,200,000	$2,700,000	23%
William H. Hess	$2,100,000	$2,500,000	19%
Steven C. Marshall	$2,100,000	$2,500,000	19%
Edmund DiSanto	$2,000,000	$2,400,000	20%

(1)	Due to fractional shares, the fair value of amounts awarded may slightly differ from the amounts approved by the Committee.

(2)	This column represents the percentage change in equity values awarded from the prior year.

Each of the option grants vests 25% annually over four years, commencing one year from the date of grant, and has a term of ten years. Each of the grants of RSUs vests 25% annually over four years, commencing one year from the date of grant. All of the stock options and RSUs awarded as part of our annual employee grant, including the above awards to our executive officers, were granted on March 12, 2012 (the first business day following March 10). The stock options granted as part of the annual employee grant have an exercise price of $62.00, which was the closing price of our Common Stock on the NYSE on the date of grant.

Employment and Other Agreements

To recruit and retain our executive officers, we have periodically entered into employment letters and other arrangements or agreements, all of which are subject to review by the Committee.

In March 2011, we entered into a two-year letter agreement with Mr. Marshall in connection with his continuation as Executive Vice President and President of our U.S. Tower Division. In addition to terms consistent with our agreements with our other executive officers, we agreed to provide Mr. Marshall temporary living expenses to facilitate his transition. As an expatriate, Mr. Marshall also received a goods and services differential and an optional relocation support allowance, the amounts of which the Committee reviewed with PM&P.

In February 2009, we entered into a letter agreement with Mr. Bartlett in connection with our recruitment of Mr. Bartlett as our Chief Financial Officer that sets forth his compensation, severance and other benefits. Pursuant to the agreement, and in consideration of the recruitment initiatives and peer group competitive assessment data, Mr. Bartlett was entitled to receive an initial annual base salary of $630,000 with a target cash bonus potential equal to 60% of base salary. In addition, Mr. Bartlett’s cash bonus for 2009 was not to be less than his bonus target, and it was not subject to proration based on his start date of April 1, 2009. We also agreed to provide Mr. Bartlett with a one-time lump sum payment of $200,000 to assist with his relocation to Boston and Boston-based living expenses. In addition, Mr. Bartlett was eligible for a cash signing bonus of $400,000, half of which was paid on the first anniversary of his start date and half of which was paid on the second anniversary of his start date. The Committee also approved the grant of equity-based awards to Mr. Bartlett effective as of his April 1, 2009 start date, with a value of $2.5 million on the date of grant, comprised 50% of non-qualified stock options (based on Black-Scholes value) and 50% of RSUs. These equity awards will vest over four years of continuous employment, or 25% per year, commencing one year from the date of the grant.

Pursuant to each of the letter agreements with Messrs. Bartlett and Marshall, each will be entitled to severance benefits under the Severance Program as it relates to Company Executive Vice Presidents, as discussed below. In addition to the benefits under the Severance Program, in the event Mr. Bartlett’s employment is terminated by the Company (other than for Cause or for Performance Reasons as defined in the Severance Program), he will be entitled to immediate vesting in full of his April 1, 2009 equity awards, which will be exercisable for a period of 90 days. The foregoing severance benefits are contingent upon Mr. Bartlett signing a separation and release agreement in acceptable form, which would include customary confidentiality, non-solicitation and non-competition provisions.

In March 2009, we entered into waiver and termination agreements with each of Messrs. Taiclet, Hess and DiSanto, pursuant to which they agreed to waive the severance benefits under their then existing employment letters and to terminate their letters. These waiver and termination agreements were entered into in connection with the implementation of our new broad-based severance program. In March 2009, we implemented the Severance Program to provide severance benefits to all eligible employees if they are terminated in certain circumstances. The Severance Program establishes different policies that provide for varying amounts of severance benefits depending on an employee’s position or tenure with the Company. By terminating their existing employment letters, each of Messrs. Taiclet, Hess and DiSanto became subject to the terms of the Severance Program. Under the Severance Program, the severance benefits now afforded to our Executive Vice Presidents and our Chief Executive Officer are as follows:

•

Upon a Qualifying Termination (i.e., termination by the executive officer for Good Reason or a termination of the executive officer by the Company other than for Cause or for Performance Reasons (as such terms are defined in the Severance Program)), the Chief Executive Officer will be entitled to receive 104 weeks of base earnings and each Executive Vice President will be entitled to receive 78 weeks of base earnings. In addition, each executive officer will be entitled to a pro-rated portion of his or her target bonus for the portion of the year prior to termination, assuming 100% satisfaction of goals or objectives related thereto.

•

Upon a Qualifying Termination that occurs within 14 days prior to, or up to two years following, a Change of Control, each executive officer would also be entitled to full acceleration of vesting of all outstanding equity-based awards, including, but not limited to, stock options and RSUs.

•

Following a Qualifying Termination, each executive officer will be eligible for continued health and welfare benefits, pursuant to which the Company will pay the employer share of the cost of coverage for a period equal to the number of weeks of base earnings payable under the Severance Program.

•

All severance benefits under the Severance Program are subject to the executive officer signing a separation and release agreement and a confidentiality and restrictive covenants agreement in forms satisfactory to the Company. In addition, at the Company’s discretion, the Company can require the deposit of a portion of the after-tax payments to each executive officer in a restricted account to serve as security for the executive officer’s compliance with the ongoing covenants, restrictions and obligations contained in such agreements, with restrictions on distribution up to and including forfeiture in the event of non-compliance.

Under the prior employment letters with Messrs. Hess and DiSanto, each had the right to continued vesting and exercisability of stock options for a period of three years following termination by the Company (other than for Cause) or by the executive officer for Good Reason. Under the prior employment letter with Mr. Taiclet, he had the right to full acceleration of all unvested stock options upon a change of control. By agreeing to the waiver and termination agreement, each agreed to waive these rights. Under the Severance Program, equity awards to our executive officers are subject to a double-trigger standard, whereby the executive officer would only be entitled to acceleration of his equity awards in the event of a Qualifying Termination within 14 days before or two years following a Change of Control (each as set forth and defined in the Severance Program). In such an event, the executive officer would be entitled to acceleration of all unvested equity-based awards (including stock options and RSUs). In all other cases, the executive officer would not be entitled to any acceleration or continued vesting of his equity-based awards. In addition, the Severance Program does not provide for tax gross-ups, which certain of our executive officers had been entitled to under their prior employment letters.

We are also a party to noncompetition agreements with Mr. Hess. We entered into a Noncompetition and Confidentiality agreement with Mr. Hess in January 2004, amended in August 2008, in connection with the grant to Mr. Hess of options to purchase shares of the Company’s Brazil subsidiary, ATC South America Holding Corp. (ATC South America). In addition, in 2001, we entered into a similar noncompetition agreement with Mr. Hess related to the Company’s Mexico subsidiary, ATC Mexico Holding Corp. (ATC Mexico).

Equity-Based Awards

We believe that the granting of equity-based awards is an effective tool for motivating our executive officers and employees. Accordingly, through our 2007 Equity Incentive Plan, which was approved by our stockholders in May 2007, certain new employees hired by us are eligible to receive an RSU award with a value of at least $3,000. Thereafter, we typically grant additional awards on an annual basis as part of a grant in connection with our annual performance review process.

RSUs are rights to receive shares of our Common Stock, subject to certain restrictions that lapse over a specified vesting period. Whereas stock options generally only provide value to the option recipient when the value of the underlying stock increases above the exercise price of the option, RSUs are so-called “full value” awards, in that, when they vest, they have a value equal to the underlying stock, even if the value of the stock decreases subsequent to the date of the grant. Accordingly, the value of our RSUs will increase or decrease as the price of our Common Stock increases or decreases. Given that RSUs are full-value awards, they have a higher value than stock options. Accordingly, by granting RSUs, we can grant our employees equity-based incentive awards using a smaller number of shares than if we were to grant stock options, but still award our employees an equivalent value of equity-based incentive compensation. We believe that this benefits our stockholders, in that it limits the dilution associated with our equity-based incentive compensation. We also believe that RSUs are beneficial to our employees, as RSUs mitigate the effect of stock market volatility, given that they are not totally dependent on a future increase in stock price to deliver value. In addition, dividends will accrue with each RSU award granted subsequent to January 1, 2012, and will be paid to the employee upon vesting of RSUs. As a result of the way that stock options are accounted for under accounting principles generally accepted in the United States (GAAP) (as discussed below under the heading “—Tax and Accounting Implications”), the financial statement expense that we record for option grants can be much greater, due to the application of the fair value methodology, than the perceived value of those grants or the value ultimately delivered to our employees. We believe that providing equity-based compensation in the form of RSUs allows us to better align the value perceived by our employees, due to the characteristics described above, with the expense recorded by the Company.

In February 2011, the Committee approved equity awards to our domestic employees and to certain employees in the countries in which we operate, in connection with our annual performance review process. We continue to believe in the benefits of a broad-based equity incentive program in which certain full time employees are eligible to participate and, for 2011, we determined to maintain this program for our employees using RSUs. In addition to RSUs, certain employees are eligible to receive 50% of their equity awards in the form of stock options. Both the RSUs and stock options awarded as part of the 2011 annual employee grant, have a grant date of March 10, 2011, and will vest 25% annually over four years, commencing one year from the date of grant. The stock options granted as part of the annual employee grant have an exercise price of $50.78, which was the closing price of our Common Stock on the NYSE on the date of grant.

The RSUs and stock options awarded as part of the 2011 annual employee grant, including the awards granted to our named executive officers, have terms that, in certain circumstances, allow the Company to “claw back” shares received pursuant to such awards and the payment to the Company of all gains realized by any person from the disposition of such shares. These claw back provisions will apply in the event the employee is terminated by the Company for cause or, following termination of employment for any reason, if either (A) the Company determines that the employee engaged in conduct while an employee that would have justified termination for cause, or (B) the employee violates any applicable confidentiality or noncompetition agreement with the Company or any affiliate. Under the terms of the award agreements, termination for cause means criminal conduct involving a felony in the U.S. or the equivalent of a felony under the laws of other countries, material violations of civil law related to the employee’s job responsibilities, fraud, dishonesty, self-dealing, breach of the employee’s obligations regarding the Company’s intellectual property or willful misconduct that the Committee determines to be injurious to the Company.

In February 2008, the Committee approved a number of written procedures regarding the grant of equity-based incentive awards and award modifications under the 2007 Equity Incentive Plan, which include the following:

•

our annual broad-based employee grant, if approved, will be on March 10 of each year (or, if not a business day, the first business day following March 10), unless we have not yet filed our Annual Report on Form 10-K for such year, in which case the grant will be delayed until the first business day following the filing date of our Form 10-K with the SEC.

•

all new hire and promotional grants must be approved by the Committee, with the grant dates for such awards established as of (i) the first business day of the calendar month following Committee action approving such grants, or (ii) such future date as approved by the Committee.

•	unless otherwise expressly approved by the Committee, the grant price for all equity-based awards will be equal to the closing price of our Common Stock on the NYSE on the date of grant.

•

at or prior to the time the Committee meets or takes action by unanimous written consent to approve an equity-based award, the Committee shall receive a complete schedule setting forth all details of the proposed awards, and the date of grant for such awards will be the first business day of the calendar month following Committee action approving such grants or a future date specified by the Committee in such approval.

•

any material change to the terms of an equity-based award following Committee approval must be submitted for approval by the Committee, and any modification to any material term of an award shall be effective as of the date of approval by Committee, or a future date specified by the Committee in such approval.

Policies Regarding Stock Ownership and Related Matters

We believe that, by holding shares of our Common Stock, RSUs and options to purchase our Common Stock, our executive officers have interests that are more closely aligned with those of our stockholders. Prior to January 2012, we did not have a formal stock ownership policy for our executive officers, although we have always encouraged them to hold shares or vested stock options so that they share in the perspectives and sentiments of our stockholders as our stock price increases or decreases. In 2010, the Committee undertook an analysis of the stock ownership holdings of our executive officers with PM&P. As of December 31, 2010, including shares owned, unvested RSUs and vested in-the-money options, each of our executive officers held sufficient equity to meet competitive stock ownership guideline levels and, in particular, the Chief Executive Officer held shares valued at more than five times his base salary. PM&P undertook a similar analysis as of December 31, 2011, and found similar results as the previous year review. Nevertheless, in light of the practices of our peer group and the broader market and in recognition of the importance of emphasizing the alignment of the interests of executive officers and stockholders, as described above, in January 2012, the Committee recommended that the Board implement stock ownership guidelines.

After considering the Committee’s recommendation, the Board approved the implementation of the stock ownership guidelines and, accordingly, amended our Corporate Governance Guidelines to include these guidelines, which it believes underscore our commitment to closely align the interests of our leadership with those of our stockholders.

The current stock ownership guidelines are based on a multiple of base salary for executive officers (five times base salary for the Chief Executive Officer and three times base salary for the executive officers directly reporting to the Chief Executive Officer) and a multiple of annual cash retainer for non-employee Directors (five times annual retainer). Shares to be counted for determining compliance with these guidelines include (i) actual shares held, (ii) unvested time-based restricted stock units, and (iii) in-the-money vested options.

For additional information on our stock ownership guidelines, see above under the caption “Corporate Governance—Stock Ownership Guidelines.”

We have an Anti-Insider Trading Policy that governs all Company employees, including our executive officers and Directors. The policy imposes limits as to when and how individuals can engage in transactions in our securities, and prohibits short sales of our Common Stock by any Company personnel. While we do not have a formal policy that restricts our executive officers and Directors from entering into hedging transactions with respect to our stock, any such transactions would be subject to the provisions of our Anti-Insider Trading Policy.

Tax and Accounting Implications

Deductibility of Executive Compensation

As part of its role, the Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the Code), which generally disallows a tax deduction to public companies for certain compensation in excess of $1 million paid in any year to a company’s chief executive officer and the three other most highly compensated officers (other than the company’s chief financial officer). Certain compensation, including qualified performance based compensation, will not be subject to the deduction limitation if certain requirements are met. The Committee generally seeks to maximize the deductibility of compensation under Section 162(m) to the extent consistent with our overall compensation program objectives, while also maintaining the flexibility in the design of our compensation programs and in making appropriate payments to our executive officers. For purposes of Section 162(m), amounts paid to Messrs. Taiclet, Hess, Marshall and DiSanto exceeded $1 million in 2011.

Accounting for Equity-Based Compensation

As discussed in our Annual Report on Form 10-K for the year ended December 31, 2011, we measure and recognize compensation expense for all share-based payment awards made to employees and Directors, including stock options, RSUs and employee stock purchases under our employee stock purchase plan. Stock-based compensation cost is measured at the accounting measurement date based on the fair value of the award and is recognized as an expense over the requisite service period, which generally represents the vesting period. The expense recognized over the service period is required to include an estimate of the awards that will be forfeited. We calculate the fair value of stock options using the Black-Scholes option-pricing model that takes into account a number of assumptions at the accounting measurement date, including the stock price, the exercise price, the expected life of the option, the volatility of the underlying stock, expected dividends and the risk-free interest rate over the expected life of the option. The fair value of RSUs is based on the market price of our Common Stock on the grant date. We continue to believe that our broad-based equity incentive program is an effective tool for motivating and retaining our employees and expect to continue to grant options and RSUs to our employees and executive officers, notwithstanding the impact on our financial statements.

Compensation Committee Report

The Compensation Committee of the Company’s Board of Directors reviewed the Compensation Discussion and Analysis for the year ended December 31, 2011 and discussed this Compensation Discussion and Analysis with the Company’s management. Based on this review and its discussions with management, the Compensation Committee recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for the 2012 Annual Meeting of Stockholders.

By the Compensation Committee of the Board of Directors of American Tower Corporation.

COMPENSATION COMMITTEE

Samme L. Thompson, Chairperson

Gustavo Lara Cantu

Pamela D.A. Reeve

Executive Compensation

The following table provides information concerning compensation earned by each of our named executive officers for the years ended December 31, 2011, 2010, and 2009.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)		Bonus ($) (1)		Stock Awards ($) (2)		Option Awards ($) (3)		Non-Equity Incentive Plan Compensation ($) (4)		All Other Compensation ($) (5)		Total ($)
(a)	(b)	(c)		(d)		(e)		(f)		(g)		(i)		(j)
James D. Taiclet, Jr.	2011		$1,100,000		–		$3,000,032		$3,000,016		$1,815,000		$26,932		$8,941,980
Chairman of the Board, President and Chief Executive Officer	2010 2009	$ $	900,000 876,750		– –	$ $	2,050,010 1,658,515	$ $	2,050,005 1,658,502	$ $	1,181,250 955,000	$ $	24,861 23,694	$ $	6,206,126 5,172,461

Thomas A. Bartlett (6)	2011		$682,500		$200,000		$1,100,047		$1,100,002		$606,743		$20,944		$3,710,236
Executive Vice President, Chief Financial Officer and Treasurer	2010 2009	$ $	650,000 489,769		$200,000 –	$ $	1,000,023 1,250,025	$ $	1,000,005 1,250,008	$ $	565,500 475,000	$ $	20,131 214,899	$ $	3,435,659 3,679,701

William H. Hess (7)	2011		$550,000		–		$1,050,029		$1,050,006		$585,200		$26,570		$3,261,805
Executive Vice President, International Operations and President, Latin America and EMEA	2010 2009	$ $	500,000 470,041		– –	$ $	900,007 893,007	$ $	900,000 893,001	$ $	432,000 320,000	$ $	24,617 23,522	$ $	2,756,624 2,599,571

Steven C. Marshall	2011		$508,500		–		$1,050,029		$1,050,006		$444,938		$166,106		$3,219,579
Executive Vice President and President, U.S. Tower Division	2010 2009	$ $	450,000 420,000	$	– 30,000	$ $	900,007 600,023	$ $	900,000 600,001	$ $	396,900 340,000	$ $	127,711 118,244	$ $	2,774,618 2,108,268

Edmund DiSanto	2011		$420,000		–		$1,000,011		$1,000,011		$405,720		$25,568		$2,851,310
Executive Vice President, Chief Administrative Officer, General Counsel and Secretary	2010 2009	$ $	400,000 380,000	$	– 30,000	$ $	900,007 893,007	$ $	900,000 893,001	$ $	348,000 270,000	$ $	19,968 21,354	$ $	2,567,975 2,487,362

(1)	In addition to the annual performance bonus awards that we pay to our named executive officers (included in column (g)), we periodically pay discretionary bonuses that relate to specific achievements or accomplishments. During each of 2010 and 2011, Mr. Bartlett received half of his cash signing bonus, pursuant to his letter agreement.

(2)	The amounts in column (e) reflect the aggregate grant date fair value of RSUs granted in 2011, 2010 and 2009 pursuant to our 2007 Equity Incentive Plan. See notes 1 and 13 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC on February 29, 2012, regarding assumptions underlying the valuation of our RSUs.

(3)	The amounts in column (f) reflect the aggregate grant date fair value of stock options granted in 2011, 2010 and 2009, respectively, pursuant to our 2007 Equity Incentive Plan. See notes 1 and 13 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC on February 29, 2012, regarding assumptions underlying the valuation of our stock options.

(4)

The amounts in column (g) reflect for the year ended December 31, 2011, cash payments made in 2012 with respect to annual performance bonus awards for services performed in 2011; for the year ended December 31, 2010, cash payments made in 2011 with respect to annual performance bonus awards for services performed in 2010; and for the year ended December 31, 2009, cash payments made in 2010 with respect to annual performance bonus awards for services performed in 2009.

(5)	The amounts in column (i) include for each of our named executive officers matching contributions pursuant to our 401(k) plan, an annual car allowance of $12,000 and additional amounts for related auto insurance premiums. These amounts also reflect reimbursement for parking expenses at our corporate offices in Boston, which is a benefit we offer to a number of our employees who work in that office. In addition, the amounts in column (i) include certain benefits related to relocation expenses for Mr. Bartlett in the year ended December 31, 2009, and benefits related to Mr. Marshall’s status as an expatriate in the years ended December 31, 2009, 2010 and 2011. In 2009, Mr. Bartlett received a one-time lump sum of $200,000 to assist with relocation to Boston and Boston-based living expenses. In 2011, Mr. Marshall received an aggregate of $97,890 for temporary living expenses and a goods and services differential, in 2010, he received an aggregate of $64,556 for temporary living expenses, a settling in allowance and a goods and services differential, and in 2009, he received an aggregate of $74,000 for temporary living expenses, a settling in allowance and a goods and services differential, as well as reimbursement of $23,482 in relocation expenses to facilitate his transition. For more information regarding these benefits to Messrs. Bartlett and Marshall, see “Employment and Other Agreements” in our Compensation Discussion and Analysis included in this Proxy Statement. In accordance with SEC rules, the amounts in column (i) do not include payments for group term life insurance and other welfare benefits that are available generally to all salaried employees.

(6)	Mr. Bartlett joined the Company on April 1, 2009. His annualized salary for the year ended December 31, 2009 was $630,000.

(7)	In June 2009, Mr. Hess’ base salary was increased in connection with the increased job responsibility with respect to the EMEA region. Accordingly, his annualized salary for the year ended December 31, 2009 was $485,000, effective as of June 5, 2009.

Grants of Plan-Based Awards for 2011

The following table sets forth information relating to stock options and RSUs granted pursuant to our equity incentive plans and cash bonus opportunity awarded as part of our annual performance bonus during the year ended December 31, 2011 to each of our named executive officers.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	All Other Option Awards: Number of Securities Underlying Options (#) (3)(4)	Exercise or Base Price of Option Awards ($/Sh) (5)	Grant Date Fair Value of Stock and Option Awards (6)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
(a)	(b)	(c)	(d)	(e)	(i)	(j)	(k)	(l)
James D. Taiclet, Jr.
Cash bonus		$825,000	$1,100,000	$2,200,000
Option grant	3/10/2011					175,337	$50.78	$3,000,016
RSUs	3/10/2011				59,079			$3,000,032

Thomas A. Bartlett
Cash bonus		$358,313	$477,750	$955,500
Option grant	3/10/2011					64,290	$50.78	$1,100,002
RSUs	3/10/2011				21,663			$1,100,047

William H. Hess
Cash bonus		$288,750	$385,000	$770,000
Option grant	3/10/2011					61,368	$50.78	$1,050,006
RSUs	3/10/2011				20,678			$1,050,029

Steven C. Marshall
Cash bonus		$266,963	$355,950	$711,900
Option grant	3/10/2011					61,368	$50.78	$1,050,006
RSUs	3/10/2011				20,678			$1,050,029

Edmund DiSanto
Cash bonus		$220,500	$294,000	$588,000
Option grant	3/10/2011					58,446	$50.78	$1,000,011
RSUs	3/10/2011				19,693			$1,000,011

(1)	For 2011, the bonus target for Mr. Taiclet was 100% of base salary and the bonus target for each of Messrs. Bartlett, Hess, DiSanto, and Marshall was 70% of base salary. While the Compensation Committee has discretion to pay up to 200% of the bonus target, historically it has never done so, and in a typical year, the Compensation Committee does not award performance bonuses below 75% of the bonus target. The amounts in column (c), (d) and (e) are based on 75%, 100% and 200% of the bonus target, respectively. The actual amounts we paid in connection with our annual performance bonus awards are reflected in the Summary Compensation Table under the column captioned “Non-Equity Incentive Plan Compensation”. For more information regarding our annual performance bonus awards, see “Elements of Compensation—Performance Bonus Awards” in our Compensation Discussion and Analysis included in this Proxy Statement.

(2)	Includes RSUs granted under the 2007 Equity Incentive Plan. All RSUs included in column (i) vest 25% annually over four years, commencing one year from the date of grant.

(3)	Includes stock options granted under the 2007 Equity Incentive Plan. All stock options included in column (j) vest 25% annually over four years, commencing one year from the date of grant.

(4)

Column (j) includes options granted during the year ended December 31, 2011. We typically grant equity-based incentive awards to our employees, including our executive officers, as part of our annual employee performance review program conducted in February or March of each year. On March 12, 2012, in connection with annual performance reviews and the Company’s annual employee equity grant, we awarded

Messrs. Taiclet, Bartlett, Hess, Marshall and DiSanto stock options and RSUs pursuant to the 2007 Equity Incentive Plan in the amounts set forth below based on their performance for the year ended December 31, 2011 and expected future contributions to the Company. As discussed in “Compensation Determinations for 2011” in our Compensation Discussion and Analysis included in this Proxy Statement, we determined the amount of stock options and RSUs based on award value. In making these awards, we reviewed the total value of prior year awards, as well as the peer group and benchmarking analyses related to equity-based awards, and then established a value for the 2012 equity-based awards to each executive.

Name	Stock Options	RSUs	Grant Date Fair Value
James D. Taiclet, Jr.	$4,000,000	$4,000,000	$8,000,000

Thomas A. Bartlett	$1,350,000	$1,350,000	$2,700,000

William H. Hess	$1,250,000	$1,250,000	$2,500,000

Steven C. Marshall	$1,250,000	$1,250,000	$2,500,000

Edmund DiSanto	$1,200,000	$1,200,000	$2,400,000

The stock options have an exercise price of $62.00, which was the closing price of our Common Stock on the NYSE on the date of grant, and have a term of ten years. All of the above stock option and RSU awards vest 25% annually over four years, commencing one year from the date of grant.

(5)	The price included in column (k) reflects the per share exercise price of each option, which is equal to the closing price of our Common Stock on the NYSE on the date of grant.

(6)	The amounts in column (l) reflect the grant date fair value of the stock and option awards granted during the fiscal year ended December 31, 2011. See notes 1 and 13 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC on February 29, 2012, regarding assumptions underlying valuation of equity awards.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

The compensation paid to our named executive officers in 2011, 2010 and 2009 summarized in the “Summary Compensation Table” is determined in accordance with employment letters and other arrangements or agreements with our executive officers, all of which are reviewed by the Compensation Committee. For more information about these agreements, please see above under “Employment and Other Agreements” in our Compensation Discussion and Analysis included in this Proxy Statement.

Outstanding Equity Awards at Fiscal Year-End for 2011

The following table sets forth information relating to stock options and RSUs outstanding as of December 31, 2011 that were granted pursuant to our 1997 Stock Option Plan and 2007 Equity Incentive Plan, or granted under predecessor plans, to our named executive officers.

	Option Awards (1)					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (2)	Equity Incentive Plan Awards: Number of Securities Underlying Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (3)	Market Value of Shares or Units of Stock That Have Not Vested ($) (4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
James D. Taiclet, Jr.	204,491	–	–	$18.15	4/01/2015	–	–	–	–
	500,000	–	–	$31.50	3/01/2016	–	–	–	–
	350,000	–	–	$37.52	3/15/2017	–	–	–	–
	121,875	40,625	–	$37.70	3/17/2018	–	–	–	–
	94,880	94,880	–	$28.39	3/10/2019	–	–	–	–
	34,167	102,500	–	$43.11	3/10/2020	–	–	–	–
	–	175,337	–	$50.78	3/10/2021	–	–	–	–
	–	–	–	–	–	11,607	$696,536	–	–
	–	–	–	–	–	29,209	$1,752,832	–	–
	–	–	–	–	–	35,664	$2,140,197	–	–
	–	–	–	–	–	59,079	$3,545,331	–	–

Thomas A. Bartlett	–	65,240	–	$31.54	4/01/2019	–	–	–	–
	16,667	50,000	–	$43.11	3/10/2020	–	–	–	–
	–	64,290	–	$50.78	3/10/2021	–	–	–	–
	–	–	–	–	–	19,816	$1,189,158	–	–
	–	–	–	–	–	17,397	$1,043,994	–	–
	–	–	–	–	–	21,663	$1,299,997	–	–

William H. Hess	3,174	–	–	$31.50	3/01/2016	–	–	–	–
	2,665	–	–	$37.52	3/15/2017	–	–	–	–
	–	21,875	–	$37.70	3/17/2018	–	–	–	–
	–	51,086	–	$28.39	3/10/2019	–	–	–	–
	15,000	45,000	–	$43.11	3/10/2020	–	–	–	–
	–	61,368	–	$50.78	3/10/2021	–	–	–	–
	–	–	–	–	–	6,250	$375,063	–	–
	–	–	–	–	–	15,727	$943,777	–	–
	–	–	–	–	–	15,657	$939,577	–	–
	–	–	–	–	–	20,678	$1,240,887	–	–

Steven C. Marshall	150,000	–	–	$44.92	12/03/2017	–	–	–	–
	24,375	8,125	–	$37.70	3/17/2018	–	–	–	–
	34,326	34,324	–	$28.39	3/10/2019	–	–	–	–
	15,000	45,000	–	$43.11	3/10/2020	–	–	–	–
	–	61,368	–	$50.78	3/10/2021	–	–	–	–
	–	–	–	–	–	2,322	$139,343	–	–
	–	–	–	–	–	10,567	$634,126	–	–
	–	–	–	–	–	15,657	$939,577	–	–
	–	–	–	–	–	20,678	$1,240,887	–	–

Edmund DiSanto	200,000	–	–	$42.95	6/01/2017	–	–	–	–
	–	21,875	–	$37.70	3/17/2018	–	–	–	–
	1	51,086	–	$28.39	3/10/2019	–	–	–	–
	15,000	45,000	–	$43.11	3/10/2020	–	–	–	–
	–	58,446	–	$50.78	3/10/2021	–	–	–	–
	–	–	–	–	–	6,250	$375,063	–	–
	–	–	–	–	–	15,727	$943,777	–	–
	–	–	–	–	–	15,657	$939,577	–	–
	–	–	–	–	–	19,693	$1,181,777	–	–

(1)	All stock options vest annually as to 25% of the original option grant amount over four years, commencing one year from the date of grant, and have a term of ten years.

(2)	For each option grant identified as unexercisable in part or in full, the following table sets forth information regarding such option grant as of December 31, 2011.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Grant Date	Original Option Grant Amount
James D. Taiclet, Jr.	121,875	40,625	3/17/2008	162,500
	94,880	94,880	3/10/2009	189,760
	34,167	102,500	3/10/2010	136,667
	–	175,337	3/10/2011	175,337

Thomas A. Bartlett	–	65,240	4/01/2009	130,481
	16,667	50,000	3/10/2010	66,667
	–	64,290	3/10/2011	64,290

William H. Hess	–	21,875	3/17/2008	87,500
	–	51,086	3/10/2009	102,174
	15,000	45,000	3/10/2010	60,000
	–	61,368	3/10/2011	61,368

Steven C. Marshall	24,375	8,125	3/17/2008	32,500
	34,326	34,324	3/10/2009	68,650
	15,000	45,000	3/10/2010	60,000
	–	61,368	3/10/2011	61,368

Edmund DiSanto	–	21,875	3/17/2008	87,500
	1	51,086	3/10/2009	102,174
	15,000	45,000	3/10/2010	60,000
	–	58,446	3/10/2011	58,446

(3)	Stock awards consist of RSUs granted under the 2007 Equity Incentive Plan. Each of the RSUs identified as unvested was granted on March 17, 2008, March 10, 2009, April 1, 2009, March 10, 2010 or March 10, 2011 (in descending chronological order as to the date of grant in the table for each named executive officer) and each vests annually as to 25% of the original RSU award amount over four years, commencing one year from the date of grant.

(4)	The market value of the RSU awards was determined using a stock price of $60.01, which was the closing price of our Common Stock on the NYSE on December 30, 2011.

Option Exercises and Stock Vested for 2011

The following table sets forth information relating to options exercised and RSUs vested in the year ended December 31, 2011 in respect of each of our named executive officers.

	Option Awards (1)		Stock Awards (2)
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
(a)	(b)	(c)	(d)	(e)
James D. Taiclet, Jr.	240,000	$8,536,822	38,101	$1,937,787
Thomas A. Bartlett	32,620	$846,815	15,708	$813,010
William H. Hess	263,505	$5,171,518	19,334	$983,406
Steven C. Marshall	–	–	12,826	$651,908
Edmund DiSanto	47,418	$1,265,733	19,334	$983,406

(1)	Column (c) reflects the excess of the market price of the underlying securities at exercise over the exercise price.

(2)	Column (e) reflects the market value of RSU awards using a stock price of $50.78, $51.04 and $52.33, the closing price of our Common Stock on the NYSE on the vesting dates of March 10, 2011, March 17, 2011 and April 1, 2011, respectively.

Employment and Severance Arrangements

As discussed above in our Compensation Discussion and Analysis, in order to recruit and retain our executive officers, we have periodically entered into employment letters and other arrangements or agreements, all of which are reviewed by the Compensation Committee. Our named executive officers are also subject to the terms of the Severance Program. The table below related to Potential Payments Upon Termination or Change in Control for 2011 summarizes the severance benefits that would be payable to each of our named executive officers if his or her employment were to have been terminated as of December 31, 2011, with respect to the different termination scenarios set forth in their agreements with the Company. We have also summarized the effects on the compensation of our executive officers if a Change of Control of the Company were to have occurred on December 31, 2011. Under the Severance Program, our executive officers are entitled to the following severance benefits:

•

Upon a Qualifying Termination, the Chief Executive Officer will be entitled to receive 104 weeks of base earnings and each Executive Vice President will be entitled to receive 78 weeks of base earnings. In addition, each executive will be entitled to a pro-rated portion of his or her target bonus for the portion of the year prior to termination, assuming 100% satisfaction of goals or objectives related thereto.

•

Upon a Qualifying Termination that occurs within 14 days prior to, or up to two years following, a Change of Control, each executive would also be entitled to full acceleration of vesting of all outstanding equity-based awards, including, but not limited to, stock options and RSUs.

•

Following a Qualifying Termination, each executive will be eligible for continued health and welfare benefits, pursuant to which the Company will pay the employer share of the cost of coverage for a period equal to the number of weeks of base earnings payable under the Severance Program.

•

All severance benefits under the Severance Program are subject to the executive signing a separation and release agreement and a confidentiality and restrictive covenants agreement in forms satisfactory to the Company. In addition, at the Company’s discretion, the Company can require the deposit of a portion of the after-tax payments to each executive in a restricted account to serve as security for the executive’s compliance with the ongoing covenants, restrictions and obligations contained in such agreements, with restrictions on distribution up to and including forfeiture in the event of non-compliance.

Under the Severance Program, equity awards to our executive officers are subject to a double-trigger standard, whereby the executive would only be entitled to acceleration of his or her equity awards in the event of a “Qualifying Termination” within 14 days before, or two years following, a “Change of Control.” In such an event, the executive would be entitled to acceleration of all unvested equity-based awards (including stock options and RSUs). In all other cases, the executive would not be entitled to any acceleration or continued vesting of his or her equity-based awards. In addition, the Severance Program does not provide for tax gross-ups, which certain of our executive officers had been entitled to under their employment letters. For more information about the Severance Program, see the caption “Employment and Other Agreements” in our Compensation Discussion and Analysis included in this Proxy Statement.

In March 2011, we entered into a two-year letter agreement with Mr. Marshall in connection with his continuation as Executive Vice President and President of our U.S. Tower Division. In addition to terms consistent with our agreements with our other executive officers, we agreed to provide Mr. Marshall temporary living expenses to facilitate his transition. As an expatriate, Mr. Marshall also received a goods and services differential and an optional relocation support allowance, the amounts of which the Compensation Committee reviewed with PM&P.

In February 2009, we entered into a letter agreement with Mr. Bartlett in connection with our recruitment of Mr. Bartlett as our Chief Financial Officer that sets forth his compensation, severance and other benefits. Pursuant to the agreement and in consideration of the recruitment initiatives and peer group competitive assessment data, Mr. Bartlett was entitled to receive an initial annual base salary of $630,000 with a target cash bonus potential equal to 60% of base salary. In addition, Mr. Bartlett’s cash bonus for 2009 was not to be less than his bonus target, and it was not subject to proration based on his start date of April 1, 2009. We also agreed to provide Mr. Bartlett with a one-time lump sum payment of $200,000 to assist with his relocation to Boston and Boston-based living expenses. In addition, Mr. Bartlett was eligible for a cash signing bonus of $400,000, half of which was paid on the first anniversary of his start date and half of which was paid on the second anniversary of his start date. The Compensation Committee also approved the grant of equity-based awards to Mr. Bartlett effective as of his April 1, 2009 start date, with a value of $2.5 million on the date of grant, comprised 50% of non-qualified stock options (based on Black-Scholes value) and 50% of RSUs. These equity awards will vest over four years of continuous employment, or 25% per year, commencing one year from the date of the grant.

We are also a party to noncompetition agreements with Mr. Hess. We entered into a Noncompetition and Confidentiality Agreement with Mr. Hess in January 2004, amended in August 2008, in connection with the grant to Mr. Hess of options to purchase shares of ATC South America. In addition, in 2001, we entered into a similar noncompetition agreement with Mr. Hess related to ATC Mexico.

Potential Payments Upon Termination or Change of Control for 2011

The table below shows the potential estimated payments pursuant to our Severance Program to each named executive officer as if the individual’s employment had been terminated as of December 31, 2011. While our executive officers are entitled to certain severance benefits upon a Qualifying Termination pursuant to the terms of the Severance Program, unless otherwise noted, full acceleration of vesting of outstanding equity-based awards is limited to a Qualifying Termination upon a change in control.

Name and Type of Payment/Benefit	Termination on 12/31/11: voluntary, retirement, disability, death, or “for Cause”	Qualifying Termination on 12/31/11: with no Change of Control	Qualifying Termination on 12/31/11: with Change of Control
James D. Taiclet, Jr.
Base salary (1)	–	$2,200,000	$2,200,000
Bonus (2)	–	1,100,000	1,100,000
Value of accelerated equity awards (3)(4)	–	–	15,391,955
Health benefits (5)	–	33,007	33,007

Total	–	$3,333,007	$18,724,962

Thomas A. Bartlett
Base salary (1)	–	$1,023,750	$1,023,750
Bonus (2)	–	477,750	477,750
Value of accelerated equity awards (3)(4)(6)	–	3,046,541	6,828,928
Health benefits (5)	–	24,755	24,755

Total	–	$4,572,796	$8,355,183

William H. Hess
Base salary (1)	–	$825,000	$825,000
Bonus (2)	–	385,000	385,000
Value of accelerated equity awards (3)(4)	–	–	6,929,600
Health benefits (5)	–	24,755	24,755

Total	–	$1,234,755	$8,164,355

Steven C. Marshall
Base salary (1)	–	$762,750	$762,750
Bonus (2)	–	355,950	355,950
Value of accelerated equity awards (3)(4)	–	–	5,547,453
Health benefits (5)	–	18,005	18,005

Total	–	$1,136,705	$6,684,158

Edmund DiSanto
Base salary (1)	–	$630,000	$630,000
Bonus (2)	–	294,000	294,000
Value of accelerated equity awards (3)(4)	–	–	6,843,520
Health benefits (5)	–	24,755	24,755

Total	–	$948,755	$7,792,275

(1)	For Mr. Taiclet, the amount reflects salary continuation for 104 weeks, based on Mr. Taiclet’s base salary as of December 31, 2011. For Messrs. Bartlett, Hess, Marshall and DiSanto, the amount reflects salary continuation for 78 weeks, based on base salary as of December 31, 2011. The Severance Program specifies that continuation of salary is to be paid bi-weekly.

(2)	This reflects a bonus with respect to a full year of service for the year ended December 31, 2011 and that a bonus target of 100% is met. Actual bonus payments upon separation are calculated pro-rata. For the year ended December 31, 2011, the bonus target for Mr. Taiclet was 100% of base salary and the bonus target for Messrs. Bartlett, Hess, Marshall and DiSanto was 70% of base salary.

(3)	Value of stock options reflects the excess of the market price of our Common Stock on December 30, 2011 ($60.01) over the exercise price of the stock option. Value of RSUs is determined using the market price of our Common Stock on December 31, 2011 ($60.01).

(4)	Under the Severance Program, each executive is entitled to full acceleration of vesting of all outstanding equity-based awards, including, but not limited to, stock options and RSUs, upon a Qualifying Termination that occurs within 14 days prior to, or up to two years following, a Change of Control.

(5)	For Mr. Taiclet, this amount reflects a continuation of health and dental insurance for 104 weeks, based on the employer share of the cost of coverage for this time period. For Messrs. Bartlett, Hess, Marshall and DiSanto, this amount reflects a continuation of health and dental insurance for 78 weeks, based on the employer share of the cost of coverage for this time period. All amounts are estimates based on current rates and benefits elections made by each executive for the year ended December 31, 2011.

(6)	In addition to the full acceleration of vesting of all outstanding equity-based awards upon a Change in Control in accordance with the Severance Program, under Mr. Bartlett’s letter agreement with the Company, Mr. Bartlett is entitled to full acceleration of his April 1, 2009 equity awards in the event he is terminated by the Company other than for Cause or Performance Reasons.

Director Compensation

As of December 31, 2011, our standard compensatory arrangement with our non-management Directors included the following:

•	an annual retainer of $60,000;

•	an annual payment of $10,000 with respect to each committee on which a Director serves (except that members of the Audit Committee shall receive $15,000);

•	an annual payment of $10,000 with respect to each committee on which a Director serves as Chairperson (except that the Chairpersons of the Audit and Compensation Committees shall receive $15,000); and

•	an annual payment of $20,000 for the Lead Director of the Board.

On March 10, 2011, we granted each of the eight non-management Directors then serving on our Board a fully-vested option to purchase 3,653 shares of our Common Stock. These options were granted with an exercise price of $50.78, which was the closing price of our Common Stock on the NYSE on the date of grant. On March 10, 2011, we also granted each of the eight non-management Directors then serving on our Board 1,231 fully vested RSUs.

The following table provides information concerning the compensation of each non-management Director who served on our Board during the year ended December 31, 2011. Information regarding the compensation of Mr. Taiclet may be found above under “Executive Compensation.”

Director Compensation for 2011

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($)	Option Awards ($) (2)(3)	Total ($)
(a)	(b)	(c)	(d)	(h)
Raymond P. Dolan	$82,500	$62,510	$62,503	$207,513
Ronald M. Dykes	$72,500	$62,510	$62,503	$197,513
Carolyn F. Katz	$92,500	$62,510	$62,503	$217,513
Gustavo Lara Cantu	$67,500	$62,510	$62,503	$192,513
JoAnn A. Reed	$72,500	$62,510	$62,503	$197,513
Pamela D.A. Reeve	$97,500	$62,510	$62,503	$222,513
David E. Sharbutt	$70,000	$62,510	$62,503	$195,013
Samme L. Thompson (4)	$88,750	$62,510	$62,503	$213,763

(1)	Effective for the second quarter of 2011, we modified the annual retainer for each Director from $50,000 to $60,000.

(2)	The amounts in columns (c) and (d) reflect the aggregate grant date fair value of awards granted for the fiscal year ended December 31, 2011. See notes 1 and 13 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC on February 29, 2012, regarding assumptions underlying the valuation of equity awards.

(3)	As of December 31, 2011, each non-management Director who served on our Board during 2011 held the following outstanding options to purchase Common Stock. As of December 31, 2011, all of the following options were fully vested and exercisable:

Name	Number of Securities Underlying Outstanding Options (#)	Option Exercise Price ($)	Option Grant Date
Raymond P. Dolan	10,000	$31.50	3/01/2006
	10,000	$37.52	3/15/2007
	5,000	$37.70	3/17/2008
	7,152	$28.39	3/10/2009
	4,167	$43.11	3/10/2010
	3,653	$50.78	3/10/2011

Ronald M. Dykes	25,000	$42.95	6/01/2007
	5,000	$37.70	3/17/2008
	7,152	$28.39	3/10/2009
	4,167	$43.11	3/10/2010
	3,653	$50.78	3/10/2011

Carolyn F. Katz	25,000	$12.11	3/04/2004
	10,000	$18.15	4/01/2005
	10,000	$31.50	3/01/2006
	10,000	$37.52	3/15/2007
	5,000	$37.70	3/17/2008
	7,152	$28.39	3/10/2009
	4,167	$43.11	3/10/2010
	3,653	$50.78	3/10/2011

Gustavo Lara Cantu	10,000	$31.50	3/01/2006
	10,000	$37.52	3/15/2007
	5,000	$37.70	3/17/2008
	7,152	$28.39	3/10/2009
	4,167	$43.11	3/10/2010
	3,653	$50.78	3/10/2011

JoAnn A. Reed	25,000	$40.34	8/01/2007
	5,000	$37.70	3/17/2008
	7,152	$28.39	3/10/2009
	4,167	$43.11	3/10/2010
	3,653	$50.78	3/10/2011

Pamela D.A. Reeve	10,000	$12.11	3/04/2004
	10,000	$18.15	4/01/2005
	10,000	$31.50	3/01/2006
	10,000	$37.52	3/15/2007
	5,000	$37.70	3/17/2008
	7,152	$28.39	3/10/2009
	4,167	$43.11	3/10/2010
	3,653	$50.78	3/10/2011

David E. Sharbutt	25,000	$35.72	9/01/2006
	10,000	$37.52	3/15/2007
	5,000	$37.70	3/17/2008
	7,152	$28.39	3/10/2009
	4,167	$43.11	3/10/2010
	3,653	$50.78	3/10/2011

Samme L. Thompson	10,000	$31.50	3/01/2006
	10,000	$37.52	3/15/2007
	5,000	$37.70	3/17/2008
	7,152	$28.39	3/10/2009
	4,167	$43.11	3/10/2010
	3,653	$50.78	3/10/2011

(4)	Effective for the second quarter of 2011, we modified the annual payment for the Chairperson of the Compensation Committee from $10,000 to $15,000.

In February 2012, based on review of peer group and benchmarking analyses, we modified the annual payment for the Lead Director from $20,000 to $30,000. Accordingly, for 2012, our standard compensatory arrangement with our non-management Directors includes the following:

•	an annual retainer of $60,000;

•	an annual payment of $10,000 with respect to each committee on which a Director serves (except that members of the Audit Committee shall receive $15,000);

•

an annual payment of $10,000 with respect to each committee on which a Director serves as Chairperson (except that the Chairpersons of the Audit and Compensation Committees shall each receive $15,000); and

•	an annual payment of $30,000 for the Lead Director of the Board.

In addition, Directors remain eligible to receive grants of fully vested options to purchase shares of our Common Stock and fully vested RSUs, which will typically be based on an award value of $240,000 in the year he or she is first elected to the Board and $125,000 annually thereafter.

Securities Authorized For Issuance under Equity Compensation Plans

The following table provides information about the securities authorized for issuance under our equity compensation plans as of December 31, 2011.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (3)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (4)
	(a)	(b)	(c)
Equity compensation plans/arrangements approved by the stockholders (1)	8,566,264	$37.40	23,988,498
Equity compensation plans/arrangements not approved by the stockholders (2)	N/A	N/A	N/A

Total	8,566,264		23,988,498

(1)	Includes the 1997 Stock Option Plan, the 2007 Equity Incentive Plan and the ESPP.

(2)	Excludes shares issuable upon outstanding options granted under equity compensation plans which we assumed in connection with various merger and acquisition transactions, including SpectraSite. In connection with the closing of our merger with SpectraSite in August 2005, we assumed options to purchase common stock of SpectraSite granted pursuant to the SpectraSite 2003 Equity Incentive Plan. At the closing, these options became exercisable for 9,878,295 shares of our Common Stock at a weighted average exercise price of $5.54 per share. Of these options, options to purchase 7,440 shares of our Common Stock at a weighted average exercise price of $3.66 per share remained outstanding as of December 31, 2011. No additional options are to be granted under the SpectraSite 2003 Equity Incentive Plan.

(3)	Column (a) includes 2,197,460 shares underlying outstanding RSUs. Because there is no exercise price for RSUs, such awards are not included in the weighted-average exercise price in column (b).

(4)	Includes 3,607,713 shares available for issuance under the ESPP and 20,380,785 shares available for grant under the 2007 Equity Incentive Plan as of December 31, 2011. Under the 2007 Equity Incentive Plan, we are authorized to grant various types of stock-based awards, including stock options, restricted stock, RSUs, stock equivalents and awards of shares of Common Stock that are not subject to restrictions or forfeiture. As the 1997 Stock Option Plan terminated in November 2007 upon the tenth anniversary of its effective date, the remaining shares subject to the 1997 Stock Option Plan are no longer available for issuance.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected, and the Audit Committee and the Board of Directors recommend stockholder ratification of, the firm of Deloitte & Touche LLP as our independent registered public accounting firm for year ended December 31, 2012. Deloitte & Touche LLP has served as our independent registered public accounting firm since our inception.

Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they so desire and will also be available to respond to appropriate questions from stockholders.

If the stockholders do not ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm, the Audit Committee will reconsider their selection.

The Audit Committee and the Board of Directors recommend that the stockholders vote FOR the ratification of the selection of Deloitte & Touche LLP to serve as our independent registered public accounting firm for the current fiscal year.

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Exchange Act, we are providing our stockholders the opportunity to approve, on an advisory basis (a “say-on-pay” vote), the compensation of our named executive officers as described in “Compensation Discussion and Analysis” and related tabular and narrative disclosures in this Proxy Statement. We intend to submit our executive compensation to an advisory vote annually, consistent with the advisory vote of our stockholders at our 2011 Annual Meeting of Stockholders. Accordingly, the next advisory vote of our stockholders on executive compensation will be held at our 2013 Annual Meeting of Stockholders.

We believe that our executive officers play a critical role in the strategic, operational and financial performance of the Company that creates long-term stockholder value. Accordingly, our executive compensation philosophy is to create a balance that achieves our executive retention objectives, while rewarding our executive officers under a philosophy of pay-for-performance through an appropriate combination of base salary, performance bonus awards and long-term, equity-based compensation. Our executive compensation objectives include retaining our executive officers and aligning their interests with stockholder interests, rewarding our executive officers for individual performance that furthers the Company’s achievement of its business strategies, and rewarding our executive officers for contributions to Company performance. Stockholders are urged to read the “Compensation Discussion and Analysis,” accompanying compensation tables and related narrative disclosures in this Proxy Statement, which more thoroughly discuss our compensation philosophy and determinations. The Compensation Committee and the Board believe that our executive compensation program and policies are effective in implementing our compensation philosophy and in achieving its goals. Highlights of our executive compensation program and policies include the following:

•

Annual cash bonus awards tied directly to accomplishment of Company-specific financial and strategic goals; 50% of the award encourages executive collaboration in the achievement of financial targets (rental and management revenue and Adjusted EBITDA) and 50% of the award encourages individual executive achievement of strategic goals (for example, expansion of business scope, offering of new products and optimization of capital structure).

•

Compensation determinations are influenced by Company performance against external measures (for example, our 16% increase in stock price during 2011 year as compared to the S&P 500, which remained relatively flat).

•

Equity-based incentive awards vest over time, balancing the short-term performance-driven cash bonus award with a focus on long-term stockholder value creation with a 50%-50% split between stock options and RSUs.

•	Equity vesting upon a change in control only upon a termination of employment (“double-trigger”) with no tax gross-ups provided in the event of a change in control of the Company.

•	Retirement and welfare benefits consistent with all employees, with no supplemental pension or deferred compensation plans for executive officers and limited perquisites.

•

Stock ownership guidelines that require each executive to own a number of shares at a multiple of his or her annual base salary (5 times base salary for our Chief Executive Officer, and 3 times base salary for our other executive officers who report directly to our Chief Executive Officer).

•

Annual performance bonus awards and long-term, equity-based awards with terms that, in certain circumstances, allow the Company to “claw back” cash and shares received pursuant to such awards, respectively, or, in the latter case, the payment to the Company of all gains realized upon disposition of such shares.

Required Vote

Approval of this resolution requires the affirmative vote of a majority of the votes cast by or on behalf of the holders of Common Stock at the Annual Meeting. While this vote is required by law, it will neither bind the Company or the Board, nor will it create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on, the Company or the Board. However, the Board encourages all stockholders to vote their shares on this matter, and will consider the outcome of the vote in future executive compensation decisions.

The Board of Directors unanimously recommends that the stockholders vote FOR the approval, on an advisory basis, of the compensation of our named executive officers as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC.

PROPOSAL 4

STOCKHOLDER PROPOSAL REGARDING EXECUTIVE RETENTION OF STOCK

Mr. John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278, the beneficial owner of at least 100 shares of Common Stock, has notified us that he intends to present a proposal at the Annual Meeting. The proposal appears as received by us, and we accept no responsibility for the accuracy of the proposal or the proponent’s statements below. The Board of Directors unanimously recommends that you vote AGAINST this proposal.

Stockholder Proposal:

4 – Executives To Retain Significant Stock

RESOLVED, Shareholders urge that our executive pay committee adopt a policy requiring that senior executives retain a significant percentage of stock acquired through equity pay programs until one-year following termination of their employment and to report to shareholders regarding this policy before our next annual shareholder meeting.

Shareholders recommend that a percentage of at least 25% of net after-tax stock be required. This policy shall apply to future grants and awards of equity pay and should address the permissibility of transactions such as hedging transactions which are not sales but reduce the risk of loss to executives. This proposal asks for a retention policy starting as soon as possible.

Requiring senior executives to hold a significant portion of stock obtained through executive pay plans after employment termination would focus our executives on our company’s long-term success. A Conference Board Task Force report on executive pay stated that at least hold-to-retirement requirements give executives ‘an ever-growing incentive to focus on long-term stock price performance.’

The merit of this proposal should be considered in the context of the opportunity for executive pay improvements in our company’s 2011 reported corporate governance in order to more fully realize our company’s potential:

The Corporate Library, an independent investment research firm rated our company ‘High Concern’ in Executive Pay. For example, 50% of the bonus target for Named Executives Officers was based on meeting an executive’s goals, which can be evaluated subjectively. Additionally, our executive pay committee had the discretion to increase executive bonuses by up to 200% of the bonus target.

In addition to the performance-based bonus, our company periodically awarded pure discretionary bonuses to executives. Discretionary elements can undermine the effectiveness of a structured incentive pay plan for executives. In addition, long-term executive incentive pay for 2010 consisted of market-priced options and restricted stock units, both of which simply vested with the passage of time. Equity pay given for long-term incentive pay should include performance-vesting features.

In fact, the target equity value for our CEO James Taiclet, was increased by 46% in 2011 to $6 million. Finally, Mr. Taiclet was potentially entitled to $15 million if there was a change in control. Mr. Taiclet also received our highest negative votes. Executive pay policies such as these are not in the interests of shareholders.

Please encourage our board to response positively to this proposal: Executives to Retain Significant Stock – Yes on 4.

Board’s Statement in Opposition:

The Board of Directors recommends that stockholders vote “AGAINST” this proposal for the following reasons:

The Board believes that this proposal is unnecessary given the Company’s existing compensation programs and policies, and that it would likely be detrimental to the Company and its stockholders. Our existing compensation programs and policies are designed to encourage and promote both long-term stockholder return as well as significant American Tower stock ownership by our executive officers, while at the same time enabling the Company to attract, retain and motivate talented executives. The Board believes that our Compensation Committee, comprised entirely of independent directors, is the governing body best suited to formulate executive compensation principles and practices. The proponent has submitted nearly identical proposals to several other companies. We believe that such a rigid “one-size-fits-all” approach would deny our Compensation Committee the flexibility it needs to structure effective and competitive compensation programs that align with our stockholders’ interests, and that the proposal’s significant restrictions on an executive’s ability to exercise and realize the value of equity awards will directly undermine the effectiveness of our compensation programs and policies.

As described in detail in this Proxy Statement, our compensation practices encourage a focus on long-term performance. Long-term incentive awards include time-based RSUs and stock options. These components work together to incentivize the achievement of the Company’s long-term strategic objectives, align financial awards with the economic interests of stockholders and promote retention of the leadership talent that is critical to our success. At any particular time, our executive officers hold significant unvested equity awards. Stock options are granted at fair market value on the date of the grant and our executive officers realize no value on options, or appreciation from RSUs, unless the Company’s stock price increases and he or she remains with the Company until the options or RSUs vest.

We agree that our executive officers should have a significant stake in the Company, which aligns their interests with our stockholders’ interests. To that end, we have established stock ownership guidelines that require each executive to own a number of shares at a multiple of his or her annual base salary (5 times base salary for our Chief Executive Officer, and 3 times base salary for our other executive officers who report directly to our Chief Executive Officer). The requisite ownership level must be retained throughout the executive’s service with us. Executive officers have five years to come into compliance with these stock ownership requirements. As of April 20, 2012, each of our named executive officers had met or exceeded these stock ownership requirements. Company policies prohibiting short sales and authorizing claw backs in certain circumstances complement the objectives of our stock ownership guidelines.

This proposal fails to strike a reasonable balance between incentivizing desired management behaviors by requiring meaningful levels of stock ownership and permitting executive officers to manage their own financial affairs. The compensation consultant to our Compensation Committee has confirmed that post-retirement ownership policies, such as the one proposed, are neither common market practice among the Company’s peer group nor are they common market practice more broadly. A stock retention requirement that continues for a year after an executive is no longer employed by the Company, such as the one proposed, could lessen the incentive value of equity awards or, worse, motivate executive officers who have been successful in enhancing stockholder value to leave American Tower or retire earlier than they otherwise would have, in order to be able to share in the value they helped create. The proposal would effectively require a “lock-up” of a significant portion of an executive’s stock, which, since equity compensation is a significant element of compensation for our executive officers, represents a substantial proportion of their net worth. Accordingly, the proposal would undermine the effectiveness of our compensation program and our ability to attract, retain and motivate highly qualified and effective executives.

For the reasons discussed above, the Board believes that this proposal is not in the best interests of the Company or its stockholders.

The Board of Directors unanimously recommends continuing with current executive stock ownership guidelines and a vote AGAINST the adoption of this proposal.

ADDITIONAL INFORMATION

Other Matters

The Board of Directors does not know of any other matters that may come before the Annual Meeting. However, if any other matters are properly presented at the meeting, it is the intention of the persons named in the accompanying proxy or their substitutes acting thereunder, to vote, or otherwise act, in accordance with their best judgment on those matters.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our Directors, executive officers and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership on Form 3 and changes in ownership on Forms 4 or 5 with the SEC. Such officers, Directors and ten-percent stockholders are also required by SEC rules to furnish us with copies of all Section 16(a) reports they file. We reviewed copies of the forms received by us or written representations from certain reporting persons that they were not required to file a Form 5. Based solely on that review, we believe that, during the fiscal year ended December 31, 2011, our officers, Directors and ten-percent stockholders complied with all Section 16(a) filing requirements applicable to them.

Proposals of Stockholders

Pursuant to Rule 14a-8 promulgated under the Exchange Act, in order to be included in the Proxy Statement and form of proxy relating to our 2013 Annual Meeting, we must receive any proposals of stockholders intended to be presented at the meeting no later than December 28, 2012. In addition, any proposals must comply with the other requirements of Rule 14a-8.

Under our advance notice provisions in our By-Laws, if a stockholder wants to submit a proposal for the 2013 Annual Meeting for presentation at the meeting pursuant to Delaware corporate law (as opposed to inclusion in the Proxy Statement under Rule 14a-8), or intends to nominate a person as a candidate for election to the Board directly, the stockholder can submit the proposal or nomination between February 19, 2012 and the close of business on March 21, 2013, which is between 90 days and 120 days before the anniversary of the 2012 Annual Meeting. If the 2013 Annual Meeting is held more than 30 days before, or is on or after the anniversary of the 2012 Annual Meeting, the stockholder must submit any such proposal or nomination no earlier than the 120th day before the 2013 Annual Meeting and by the later of the 90th day before the 2013 Annual Meeting or the 10th day following the day on which public disclosure of the date of the 2013 Annual Meeting is first made. In addition, any proposals must comply with the other requirements of our By-Laws.

If you wish to present a proposal before the 2013 Annual Meeting, but do not wish to have the proposal considered for inclusion in the Proxy Statement and proxy card, you must also give written notice to us at American Tower Corporation, 116 Huntington Avenue, Boston, Massachusetts 02116, Attention: Secretary. If you fail to deliver that notice so that the Secretary receives it on or before March 13, 2013, then proxies designated by the Board of Directors will have discretionary authority to vote on any such proposal.

Householding of Annual Meeting Materials

The SEC has also adopted a “householding” rule that we have implemented for current and future stockholder communications. This rule permits us to deliver a single set of proxy materials to a household, even though two or more stockholders live under the same roof or a stockholder has shares registered in multiple accounts. This rule enables us to reduce the expense of printing and mailing associated with proxy materials and reduces the amount of duplicative information you may currently receive. Your consent will continue for as long as you remain a stockholder of the Company, unless you revoke it, which you may do at any time if you write or call Broadridge at the following address or phone number: Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York 11717 (800-542-1061). If you revoke your consent, we will begin sending separate copies within 30 days of the receipt of your revocation.

Some banks, brokers and other nominee record holders may be participating in the practice of householding notices, proxy statements and annual reports. We will promptly deliver a separate copy of each document to you if you write or call us at the following address or phone number: American Tower Corporation, 116 Huntington Avenue, Boston, Massachusetts 02116, Attention: Investor Relations (617-375-7500). If you wish to receive separate copies of the notice, proxy statement or annual report in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and phone number.

Annual Report on Form 10-K

A copy of our Form 10-K for the year ended December 31, 2011, as filed with the SEC, excluding exhibits, will be furnished without charge to any stockholder upon written request. Please write or call us at the following address or phone number: American Tower Corporation, 116 Huntington Avenue, Boston, Massachusetts 02116, Attention: Investor Relations (617-375-7500).

By Order of the Board of Directors,

James D. Taiclet, Jr.

Chairman of the Board, President and

Chief Executive Officer

Boston, Massachusetts

April 27, 2012

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice & Proxy Statement and 2011 Annual Report are available at www.proxyvote.com

AMERICAN TOWER CORPORATION

116 HUNTINGTON AVENUE, 11th FLOOR

BOSTON, MASSACHUSETTS 02116

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of American Tower Corporation (“American Tower”) having received the Notice and Proxy Statement dated April 27, 2012, hereby appoints JAMES D. TAICLET, JR. and EDMUND DISANTO, and each of them, as proxies, each with the power to act without the other and with full power of substitution, for the undersigned to vote the number of shares of common stock, $.01 par value per share, of American Tower that the undersigned would be entitled to vote if personally present at the 2012 Annual Meeting of Stockholders to be held on June 19, 2012 at 11:00 a.m., local time, in the Braemore/Kenmore Room at the Colonnade Hotel, 120 Huntington Avenue, Boston, Massachusetts 02116 and at any adjournment or postponement thereof, on the matters listed on the reverse side that are more particularly described in the Proxy Statement dated April 27, 2012.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THE PROXIES WILL VOTE IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS ON EACH OF THE MATTERS LISTED ON THE REVERSE SIDE OF THIS CARD AND, AT THEIR DISCRETION, ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

116 HUNTINGTON AVENUE

11TH FLOOR

BOSTON, MA

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the annual meeting. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the internet. To sign up for electronic delivery, please follow the instructions above to vote using the internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:  ☒

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

AMERICAN TOWER CORPORATION

The Board of Directors recommends you vote FOR proposal 1:
1.	Election of Directors
Nominees:
		For	Against	Abstain

1a.	Raymond P. Dolan	☐	☐	☐

1b.	Ronald M. Dykes	☐	☐	☐

1c.	Carolyn F. Katz	☐	☐	☐

1d.	Gustavo Lara Cantu	☐	☐	☐

1e.	JoAnn A. Reed	☐	☐	☐

1f.	Pamela D.A. Reeve	☐	☐	☐

1g.	David E. Sharbutt	☐	☐	☐

1h.	James D. Taiclet, Jr.	☐	☐	☐

1i.	Samme L. Thompson	☐	☐	☐

For address change/comments, please check this box and write them on the back where indicated.			☐

Please sign exactly as name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

The Board of Directors recommends you vote FOR proposals 2 and 3:		For	Against	Abstain

2.	To ratify the selection of Deloitte & Touche LLP as independent registered public accounting firm for 2012.	☐	☐	☐

3.	To approve, on an advisory basis, the Company’s executive compensation.	☐	☐	☐

The Board of Directors recommends you vote AGAINST proposal 4:

4.	To require executives to retain a significant percentage of stock acquired through equity pay programs until one year following termination of their employment.	☐	☐	☐

NOTE:	To transact such other business as may properly come before the annual meeting or any adjournments or postponements thereof.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date